UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

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Comfort Systems USA, Inc.
(Name of Registrant as Specified In Its Charter)

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COMFORT SYSTEMS USA, INC.

675 Bering Drive, Suite 400

Houston, Texas 77057

April 10, 2017

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of the Stockholders of Comfort Systems USA, Inc., which will be held on Tuesday, May 23, 2017 at The Houstonian, 111 North Post Oak Lane, Houston, Texas 77024 at 11:00 a.m. local time.

Information about the meeting is presented on the following pages. At this meeting you are being asked to elect the nine directors nominated by the board to serve until the next annual meeting; to ratify the appointment of Ernst & Young LLP, independent auditors, as the Company’s auditors for 2017; to approve, by stockholder non‑binding advisory vote, the compensation paid by the Company to its named executive officers, commonly referred to as a “Say on Pay” proposal; to establish, by a stockholder non-binding advisory vote, the frequency of submission to stockholders of advisory “Say on Pay” proposals; to approve the adoption of the 2017 Omnibus Incentive Plan; and to approve the adoption of the 2017 Senior Management Annual Performance Plan.

Please read the proxy statement, which presents important information about the Company and each of the items being presented for stockholder vote. Whether or not you intend to be present in person, when you have finished reading the statement, please submit your vote promptly by telephone or internet, which saves the Company money, or by marking, signing, and returning your proxy card in the enclosed envelope so that your shares will be represented.

We hope that many of you will be able to attend the meeting in person. We look forward to seeing you there.

Sincerely yours,

FRANKLIN MYERS	BRIAN E. LANE
Chairman of the Board	President and Chief Executive Officer

COMFORT SYSTEMS USA, INC.

675 Bering Drive, Suite 400

Houston, Texas 77057

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 23, 2017

Notice is hereby given that the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Comfort Systems USA, Inc., a Delaware corporation (the “Company”), will be held at The Houstonian, 111 North Post Oak Lane, Houston, Texas 77024, at 11:00 a.m. local time on Tuesday, May 23, 2017 for the following purposes:

1.To elect nine (9) directors nominated by the board of directors to serve until the 2018 Annual Meeting of Stockholders;

2.To ratify the appointment of Ernst & Young LLP, independent auditors, as the Company’s auditors for 2017;

3.To approve, by a stockholder non‑binding advisory vote, the compensation paid by the Company to its named executive officers, commonly referred to as a “Say on Pay” proposal;

4.To establish, by a stockholder non-binding advisory vote, the frequency of submission to stockholders of advisory “Say on Pay” proposals;

5.To approve the 2017 Omnibus Incentive Plan;

6.To approve the 2017 Senior Management Annual Performance Plan; and

7.To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

We are not aware of any other business to come before the Annual Meeting. Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned or postponed. Stockholders of record at the close of business on March 24, 2017 are entitled to notice of and to vote at the Annual Meeting. In the event there are not enough votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit our further solicitation of proxies.

By Order of the Board of Directors,

TRENT T. MCKENNA
Corporate Secretary

Houston, Texas
April 10, 2017

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE EITHER FOLLOW THE DIRECTIONS FOR PHONE OR INTERNET VOTING ON YOUR PROXY CARD OR SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

COMFORT SYSTEMS USA, INC.

Annual Meeting of Stockholders

May 23, 2017

PROXY STATEMENT

GENERAL MEETING INFORMATION

Why am I receiving this proxy statement?

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Comfort Systems USA, Inc. (the “Company”) for the 2017 Annual Meeting of Stockholders (the “Annual Meeting”), to be voted at the Annual Meeting. This proxy statement and the enclosed proxy are first being provided to stockholders on or about April 10, 2017.

When and where is the 2017 Annual Meeting of Stockholders?

The Annual Meeting will be held at The Houstonian, 111 North Post Oak Lane, Houston, Texas 77024, at 11:00 a.m. local time on Tuesday, May 23, 2017, and at any reconvened meetings after any adjournments or postponements thereof.

Who can vote?

The holders of record of shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), at the close of business on March 24, 2017 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.

How do I vote?

If you are a record stockholder, you may vote in person at the Annual Meeting or by proxy. You may submit your vote by proxy by providing your voting instructions by internet or telephone or by signing, dating and returning a proxy card. The instructions for each method of voting are on the proxy card. If you wish to vote in person at the meeting, be sure to bring a form of personal picture identification with you.

If your stock is held by a broker, bank or other nominee (in “street name”) and you wish to vote in person at the meeting, in addition to picture identification, you should bring both (i) an account statement or a letter from the record holder indicating that you owned the shares as of the record date, and (ii) a proxy issued in your name, which you must obtain from the record holder.

What are the voting rights of holders of Common Stock?

Each share of Common Stock is entitled to one vote on each matter before the Annual Meeting.

What are my voting choices and what is the required vote?

By giving us your proxy, you authorize the persons named on the proxy card to vote your shares in the manner you indicate at the Annual Meeting or at any adjournments or postponements thereof.

Proposal 1: Election of Directors

In the vote on the election of director nominees nominated by the board of directors to serve until the 2018 Annual Meeting, stockholders may:

(a)vote for all nominees;

(b)withhold authority from the proxy holders to vote for all nominees; or

(c)vote for all nominees except those specified.

The Board recommends a vote FOR all nominees. If a quorum is present, the nine nominees for election as directors receiving the greatest number of votes properly cast at the Annual Meeting or at any adjournments or postponements thereof will be elected. The Company has a policy to address the resignation of an incumbent director who receives more votes “withheld” than votes “for” his or her election. See “Proposal Number 1: Election of Directors – Director Resignation Policy” below. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non‑votes will be counted toward a quorum, but will not be taken into account in determining the outcome of the election.

Proposal 2: Ratification of Auditors

In the vote on whether to ratify the selection of Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 2017, stockholders may:

(a)vote for ratification;

(b)vote against ratification; or

(c)abstain from voting on ratification.

The Board recommends a vote FOR ratification. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. The affirmative vote of a majority of the votes cast by stockholders represented at the Annual Meeting and entitled to vote on this proposal will be required to ratify the appointment of the independent auditors. Abstentions will be counted toward a quorum, but will not be taken into account in determining the outcome of this vote.

Proposal 3: Non‑Binding Advisory “Say on Pay” Vote

In the non‑binding advisory vote on whether to approve the compensation paid by the Company to its named executive officers, stockholders may:

(a)vote for approval;

(b)vote against approval; or

(c)abstain from voting on the approval.

The Board recommends a vote FOR approval. The affirmative vote of a majority of the votes cast by stockholders represented at the Annual Meeting and entitled to vote on this proposal will constitute the stockholders’ non‑binding approval with respect to the Company’s executive compensation programs. The Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation. Abstentions and broker non‑votes will be counted toward a quorum, but will not be taken into account in determining the outcome of this vote.

Proposal 4:  Non-Binding Advisory Vote on Frequency of “Say on Pay”

In the non-binding advisory vote on the frequency of “Say on Pay” votes, stockholders may:

(a)vote to advise the Board of Directors to hold “Say on Pay” votes every one year;

(b)vote to advise the Board of Directors to hold “Say on Pay” votes every two years;

(c)vote to advise the Board of Directors to hold “Say on Pay” votes every three years; or

(d)abstain from voting to advise the Board of Directors on this matter.

The Board recommends a vote for every ONE YEAR as the frequency for voting on “Say on Pay” proposals. The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this proposal will constitute the stockholders’ non-binding advisory vote with respect to the frequency of “Say on Pay” votes. The Board will review the voting results and take them into consideration when making future decisions regarding the frequency of “Say on Pay” votes. Abstentions and broker non-votes will be counted toward a quorum, but will not be taken into account in determining the outcome of this vote.

Proposal 5:  Approval of 2017 Omnibus Incentive Plan

In the vote on whether to approve the 2017 Omnibus Incentive Plan, stockholders may:

(a)vote for approval;

(b)vote against approval; or

(c)abstain from voting on the approval.

The Board recommends a vote FOR this proposal. The affirmative vote of a majority of the votes cast by stockholders represented at the Annual Meeting and entitled to vote on this proposal will be required to approve the plan. Abstentions and broker non-votes will be counted toward a quorum, but will not be taken into account in determining the outcome of this vote.

Proposal 6:  Approval of 2017 Senior Management Annual Performance Plan

In the vote on whether to approve the 2017 Senior Management Annual Performance Plan, stockholders may:

(a)vote for approval;

(b)vote against approval; or

(c)abstain from voting on the approval.

The Board recommends a vote FOR this proposal. The affirmative vote of a majority of the votes cast by stockholders represented at the Annual Meeting and entitled to vote on this proposal will be required to approve the plan. Abstentions and broker non-votes will be counted toward a quorum, but will not be taken into account in determining the outcome of this vote.

What constitutes a quorum?

A quorum is the minimum number of shares required to hold a meeting. Consistent with Delaware law and the Company’s Bylaws, the holders of a majority in number of the total outstanding shares of stock of the Company entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum as to that matter. As of the Record Date, 37,244,839 shares of Common Stock, representing the same number of votes, were outstanding. Therefore, the presence of holders of Common Stock representing at least 18,622,420 votes will be required to establish a quorum.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the accompanying Notice of Annual Meeting was sent directly to you by the Company.

If your shares are held in an account at a brokerage firm, bank, broker‑ dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Annual Meeting was forwarded to you by your bank, broker, or other intermediary. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What happens if I do not give specific voting instructions?

If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares FOR the nominees listed in Proposal 1, FOR the ratification of the appointment of Ernst & Young LLP as the Company’s auditors for 2017 in Proposal 2, FOR approval with respect to the Company’s executive compensation programs in Proposal 3, for ONE YEAR as the frequency for voting on “Say on Pay” proposals in Proposal 4, and FOR approval of the plans in Proposal 5 and Proposal 6.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under New York Stock Exchange (“NYSE”) rules, the organization that holds your shares may generally vote on routine matters but cannot vote on non‑routine matters (including uncontested director elections and “Say on Pay”). If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non‑routine matter (including uncontested director elections and “Say on Pay”), the organization that holds your shares will inform our election inspectors that it does not have the authority to vote on this matter with respect to your shares and your shares will not be voted. This is generally referred to as a “broker non‑vote.” When our election inspectors tabulate the votes for any particular matter, broker non‑votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares.

Can I change my vote after I return my proxy card?

Yes. A proxy may be revoked by a record stockholder at any time before it is voted by (i) returning to the Company another properly signed proxy bearing a later date, (ii) delivering a written revocation to the Secretary of the Company no later than the close of business on May 22, 2017, or (iii) attending the Annual Meeting or any adjourned session thereof and voting the shares covered by the proxy in person. If your stock is held in street name, you must follow the instructions of the broker, bank, or nominee as to how to change your vote.

Who pays to prepare, mail, and solicit the proxies?

The Company will pay the expense of soliciting proxies. In addition to the solicitation of proxies by use of the mails, the Company may use the services of its officers, directors, and regular employees as well as brokerage houses and other stockholders to solicit proxies personally and by mail, telephone, or email communication. The Company will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals. Officers and employees of the Company will receive no compensation in addition to their regular salaries to solicit proxies.

Who tabulates the votes?

Votes cast by proxy or in person at the Annual Meeting will be counted by two people appointed by the Company to act as election inspectors for the Annual Meeting.

Could other matters be decided at the Annual Meeting?

We do not know of any matters that may be properly presented for action at the Annual Meeting other than Proposals 1, 2, 3, 4, 5 and 6. If other business does properly come before the Annual Meeting, the persons named in the proxy intend to act on those matters as they deem advisable. With respect to shares held in street name, the nominee may vote on those matters, subject to the NYSE’s rules on the exercise of discretionary authority.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned Annual Meeting. You will still be able to change your proxy until it is voted.

How can I find the Company’s governance documents, such as its corporate Governance Standards, director Independence Guidelines, Corporate Compliance Policy, and Board committee charters?

All these documents can be found on our website at http://governance.comfortsystemsusa.com. Please note that documents and information on our website are not incorporated into this proxy statement by reference. These documents are also available in print by writing to the Office of the General Counsel, 675 Bering Drive, Suite 400, Houston, Texas 77057.

How can I receive a copy of the Annual Report?

The Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10‑K for the year ended December 31, 2016, accompanies this proxy statement and may also be accessed through our website—http://investors.comfortsystemsusa.com.

Where can I find the voting results of the Annual Meeting?

We plan to announce the preliminary voting results at the Annual Meeting and to publish the final results in a current report on Form 8‑K, which we will file with the United States Securities and Exchange Commission (the “SEC”) and make available on our website—http://investors.comfortsystemsusa.com.

When and where will a list of stockholders be available?

A list of stockholders of record will be available for examination at the Company’s headquarters during ordinary business hours for the ten days prior to the Annual Meeting.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

Board of Directors

Nine directors will be elected at the Annual Meeting to serve for a one‑year term expiring at the Annual Meeting of Stockholders expected to be held in May 2018.

Information with Respect to Nominees for Director

The nominees for election at the Annual Meeting are Darcy G. Anderson, Herman E. Bulls, Alfred J. Giardinelli, Jr., Alan P. Krusi, Brian E. Lane, Franklin Myers, James H. Schultz, Constance E. Skidmore, and Vance W. Tang (collectively the “Nominees”).

If elected, each Nominee has agreed to serve for a term of one year expiring at the 2018 Annual Meeting of Stockholders. It is expected that all of the Nominees will be able to serve, but if any Nominee is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee.

Nominees

Set forth below are the names, ages as of March 31, 2017, and principal occupations for at least the past five years of each of the Nominees and the names of any other public companies on which each is currently serving, or has served in the past five years, as a director:

DARCY G. ANDERSON, 60

Director

Darcy G. Anderson has served as a Director of the Company since March 2008. Since April 2009, Mr. Anderson has served as Vice Chairman of Hillwood, a real estate, oil and gas, and investments company. From November 2000 until April 2009, Mr. Anderson served as Chief People Officer and Vice President for Perot Systems Corporation, an information technology services and consulting firm. Prior to joining Perot Systems, Mr. Anderson held various positions at Hillwood Development Corporation beginning in 1987, including Senior Vice President for Corporate Affairs and Chief Operating Officer. Mr. Anderson also served as president of Hillwood Urban, overseeing all of the operations and development for the company’s Victory project and the new American Airlines Center in downtown Dallas. He also served in various leadership roles for the Perot ‘92 Presidential Campaign. Mr. Anderson joined Electronic Data Systems (EDS) in 1983 working in recruiting management. Prior to his employment with EDS, Mr. Anderson completed five years of active duty in the United States Army Corp of Engineers. He is a Member of the Executive Committee of the Board of Directors of the Dallas World Affairs Council. Mr. Anderson is a graduate of the United States Military Academy at West Point.

Mr. Anderson has significant experience and knowledge of real estate development, human resources and leadership development practices, energy efficiency, corporate facilities management, and information technology services.

HERMAN E. BULLS, 61

Director

Herman E. Bulls has served as a Director of the Company since February 2001. Mr. Bulls serves as Vice Chairman, Americas and International Director of JLL, an international full‑service real estate firm. He is the founder of JLL’s Public Institutions and served as Chairman and Chief Executive Officer from January 2002 until January 2014. From September 2000 until August 2001, Mr. Bulls served as Executive Vice President and Chief Operating Officer of one of the nation’s largest Fannie Mae multifamily lenders. From March 1998 to September 2000, Mr. Bulls was a Managing Director for JLL. From 1989 until 1998, he held several positions with the predecessor organization, LaSalle Partners. Prior to his employment with JLL, he served over eleven years of active duty service with the United States

Army. Mr. Bulls was the Co‑Founder, President, and Chief Executive Officer of Bulls Capital Partners, a commercial mortgage firm. He sold the firm to a Wall Street entity in 2010. Mr. Bulls retired as a Colonel from the Army Reserve. Mr. Bulls is a member of the Board of Directors of the West Point Association of Graduates, serves as a member of the Real Estate Advisory Committee for New York State Teachers’ Retirement System, and serves on the Board of Directors of Rasmussen College, USAA, and Computer Sciences Corporation. Mr. Bulls served on the Board of Directors of Exelis Inc., from 2011 until its 2015 merger with Harris Corporation, and Tyco International from 2014 until its 2016 merger with Johnson Controls International PLC. Mr. Bulls is a graduate of the United States Military Academy at West Point and of the Harvard Business School.

Mr. Bulls has decades of real estate and finance experience with a particular knowledge of team-building, marketing, and strategic development.

ALFRED J. GIARDINELLI, JR., 69

Director

Alfred J. Giardinelli, Jr., one of the original founders of the Company, has served as a Director of the Company since June 1997. Since 1982, Mr. Giardinelli has been the President of Eastern Heating & Cooling, Inc., a New York corporation that is a wholly-owned subsidiary of the Company. Mr. Giardinelli is a graduate of Florida State University.

Mr. Giardinelli has forty years of experience in the construction industry and has been involved in the formation and growth of the Company since its inception. As President of one of the Company’s operating subsidiaries, Mr. Giardinelli provides the Board a unique and valuable perspective on the construction business.

ALAN P. KRUSI, 62

Director

Alan P. Krusi has served as a Director of the Company since March 2008. Mr. Krusi was President, Strategic Development of AECOM Technology Corporation, a global provider of professional technical and management support services, from October 2011 until his retirement in March 2015. He served as Executive Vice President for Corporate Development of AECOM Technology Corporation from August 2008 until October 2011. From 2003 until 2008 Mr. Krusi served as President of Earth Tech, Inc., an engineering, consulting, and construction services firm owned by Tyco International. From 2002 to 2003, Mr. Krusi served as CEO of RealEnergy, Inc., a company providing onsite cogeneration to commercial and industrial customers. From 1999 to 2002, Mr. Krusi served as President of the Construction Services division of URS Corporation, where he oversaw an international construction services business specializing in construction management and program management. Prior to his employment with URS, and over a period of twenty‑two years, Mr. Krusi held a number of technical and management positions within the engineering and construction industries. Mr. Krusi currently also serves on the Board of Directors of Alacer Gold Corp, Layne Christensen Company and Lithko Contracting, LLC. Mr. Krusi served on the Board of Directors of Blue Earth, Inc. from September 2014 to June 2016. Mr. Krusi is a graduate of the University of California at Santa Barbara and is a Registered Geologist, Certified Engineering Geologist, and Licensed General Contractor in the State of California.

Mr. Krusi has more than thirty‑five years of experience in the construction and engineering industries, including experience in executive management positions for public companies.

BRIAN E. LANE, 60

Director, President, and Chief Executive Officer

Brian E. Lane has served as Chief Executive Officer and President of Comfort Systems since December 2011 and as a director since November 2010. Mr. Lane served as Comfort Systems’ President and Chief Operating Officer from March 2010 until December 2011. Mr. Lane joined Comfort Systems in October 2003 and served as Vice President and then Senior Vice President for Region One of the Company until he was named Executive Vice President and Chief Operating Officer in January 2009. Prior to joining Comfort Systems, Mr. Lane spent fifteen years at Halliburton, the global service and equipment company devoted to energy, industrial, and government customers. During his tenure at Halliburton, he held various positions in business development, strategy, and project initiatives. He departed as the

Regional Director of Europe and Africa. Mr. Lane’s additional experience included serving as a Regional Director of Capstone Turbine Corporation, a distributed power manufacturer. He also was a Vice President of Kvaerner, an international engineering and construction company where he focused on the chemical industry. Mr. Lane is a member of the Board of Directors of Griffen Dewatering Corporation and Main Street Capital Corporation. Mr. Lane earned a Bachelor of Science in Chemistry from the University of Notre Dame and his MBA from Boston College.

Mr. Lane has more than thirty years of experience in the construction and engineering industries. As the Company’s Chief Executive Officer and President, Mr. Lane provides the Board a valuable perspective on the Company’s day‑to‑day operations and on current trends and developments in the industry.

FRANKLIN MYERS, 64

Director and Chairman of the Board

Franklin Myers has served as a Director of the Company since May 2005 and as Chairman of the Board since May 2014. Mr. Myers has been a Senior Advisor and advisory director of Quantum Energy Partners, a private equity firm, since February 2013 and was an operating advisor to Paine and Partners, a private equity firm, from October 2009 until December 2012. From April 2008 until March 2009, Mr. Myers served as Senior Advisor to Cameron International Corporation, a global provider to the oil & gas and process industries. Mr. Myers served as the Senior Vice President of Finance and Chief Financial Officer of Cameron International Corporation from 2003 to 2008. From 1995 to 2003, Mr. Myers served at various times as Senior Vice President and President of a division within Cooper Cameron Corporation as well as General Counsel and Secretary. Prior to joining Cooper Cameron Corporation in 1995, Mr. Myers served as Senior Vice President and General Counsel of Baker Hughes Incorporated, and an attorney and partner at the law firm of Fulbright & Jaworski, now known as Norton Rose Fulbright. Mr. Myers currently serves on the Board of Directors of Ion Geophysical Corporation, HollyFrontier Corporation, and Forum Energy Technologies, and Mr. Myers also serves on the boards of the following privately-owned companies: WireCo WorldGroup, NCS Multistage and EPIC Industrial. Mr. Myers served on the Board of Directors of Seahawk Drilling Company from 2009 until 2011, and of Frontier Oil Corporation—a predecessor of HollyFrontier Corporation—from 2009 until its 2011 merger with Holly Corporation. Mr. Myers holds a Bachelor of Science, Industrial Engineering, from Mississippi State University and a J.D. degree, with honors, from the University of Mississippi.

Mr. Myers has several decades of public company experience, with a particular knowledge of operations, financial management, and legal affairs. Additionally, Mr. Myers has significant experience serving on other public company boards and has served as an adjunct professor at the University of Texas School of Law where he taught a course on mergers and acquisitions.

JAMES H. SCHULTZ, 68

Director

James H. Schultz has served as a Director of the Company since November 2002. He retired from the American Standard Companies in 2001, where he had worked for thirty‑one years. Mr. Schultz served as President of the Trane Commercial Air Conditioning Group, a division of the American Standard Companies, from 1998 to 2001. Prior to that time he served in various other capacities, including Executive Vice President. Mr. Schultz served on the Board of Directors of Goodman Global, Inc. from 2006 to 2008. Mr. Schultz has been Chair and a Board member of the Air Conditioning and Refrigeration Institute, and serves on The Iowa State University Foundation Board of Governors. Mr. Schultz is a graduate of Iowa State University.

Mr. Schultz has extensive experience related to the manufacture, sale, service, and installation of HVAC equipment and performance contracting and building energy management. As President of the Trane Commercial Air Conditioning Group, Mr. Schultz was responsible for the division’s profit and loss statements. As a result of his experience, Mr. Schultz is very knowledgeable about the Company’s industry.

CONSTANCE E. SKIDMORE, 65

Director

Constance E. Skidmore has served as a Director of the Company since December 2012. Ms. Skidmore retired from PricewaterhouseCoopers, a public accounting firm, in 2009, after serving for more than two decades as a partner, including a term on its governing board. Ms. Skidmore serves on the Audit Committee of ShoreTel, Inc. (NASDAQ: SHOR) and on the boards of several other privately‑held and non‑profit companies: The V Foundation for Cancer Research, Viz Kinect, and Cyrcadia Health. Ms. Skidmore is a graduate of Florida State University and earned a master of science in taxation from Golden Gate University.

Ms. Skidmore has more than thirty years of experience in accounting and finance, including in the construction industry, and significant experience and knowledge in talent management and strategic planning.

VANCE W. TANG, 50

Director

Vance W. Tang has served as a Director of the Company since December 2012. Mr. Tang has been President and Owner of VanTegrity Consulting, a strategy and leadership consulting services and executive coaching provider, since August 2012. Mr. Tang previously owned a wealth management business, VanTegrity Financial, LLC, from February 2012 to December 2016. He served as President and Chief Executive Officer of the U.S. subsidiary of KONE OY, a public company and a leading global provider of elevators and escalators, and Executive Vice President of KONE Corporation from February 2007 until August 2012. In this role he led the organization through a major transformation around customer focus and profitable growth. Prior to joining KONE, he was Vice President and General Manager at Honeywell Building Control Systems. Previously, he spent over fourteen years at Trane, a supplier of heating, ventilation, and air conditioning systems to both the residential and commercial markets. He serves on the Board of Directors of American Woodmark Corporation (NASDAQ:AMWD) and the Board of Governors of the Center for Creative Leadership. Mr. Tang has a Bachelor of Science degree in Electrical Engineering and an MBA degree from the University of Wisconsin.

Mr. Tang has deep operations experience in the construction and service industries, including experience as a Chief Executive Officer, and he also has experience serving on other public company boards. Additionally, Mr. Tang is currently serving as our Board Liaison for Cybersecurity, leveraging his engineering background and business leadership experience.

The Board of Directors recommends that stockholders vote FOR the Directors listed above in Proposal Number 1.

Meetings of the Board and Committees

During the year ended December 31, 2016, the Board held five regular meetings and four special meetings. At each regularly scheduled meeting of the Board, the non‑management directors, each of whom is independent, met separately from management in executive session under the direction of Mr. Myers, the Chairman of the Board. Members of the Board are encouraged to attend the Annual Meeting and all members of the Board attended the Annual Meeting in 2016. Additional information regarding the determination of director independence is set forth below under “Corporate Governance—Independence.” Each director attended at least 75% of the aggregate of the number of meetings of the Board and the Board committees of which he or she was a member that took place during his or her term of office.

The Board has several committees. Each of these committees and their members are described below. The Board has adopted a written charter for each of these committees which, together with the Board’s Governance Standards and Independence Guidelines, are available on the Company’s website at http://governance.comfortsystemsusa.com, or by writing to Comfort Systems USA, Inc., Office of the General Counsel, 675 Bering Drive, Suite 400, Houston, Texas 77057.

Audit Committee

The Audit Committee, which held eight regular meetings during 2016, reviews with management and the independent auditors the Company’s quarterly and annual financial statements, the scope of the audit, any comments made by the independent auditors and such other matters as the committee deems appropriate. In addition, the Audit Committee reviews the performance and retention of the Company’s independent auditors and reviews with management those matters relating to compliance with corporate policies, as the committee deems appropriate. The Audit Committee reviews and reassesses the adequacy of its charter every year and has done so for 2017.

The current members of the Audit Committee are Ms. Skidmore and Messrs. Myers, Krusi, Schultz and Tang, none of whom is or has been an executive officer or employee of the Company at any time. The Board has determined that the committee consists entirely of directors who meet the independence requirements of the NYSE’s listing standards, the Board’s Independence Guidelines (discussed below at “Corporate Governance—Independence”) and the rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board has determined that each member of the Audit Committee is financially literate, and based on accounting or related financial management expertise, that each of Ms. Skidmore and Messrs. Myers, Krusi, Schultz and Tang are audit committee financial experts.

Compensation Committee

The Compensation Committee, which held five regular meetings and one special meeting during 2016, establishes and administers the Company’s executive compensation program and reviews and advises the Board with respect to major organizational changes, leadership development and leadership succession, other than the succession of the Chief Executive Officer, which is overseen by the Governance and Nominating Committee. The Compensation Committee establishes and regularly reviews the compensation levels of executive officers and other key managers, and also reviews incentive awards. The members of the committee are Messrs. Anderson, Bulls, Krusi, Myers, and Tang, none of whom is or has been an executive officer or employee of the Company at any time. The committee may delegate any of its responsibilities to a subcommittee thereof. The committee has the authority to hire a professional consultant to review and analyze the Company’s compensation programs. In 2016, the committee retained Pearl Meyer & Partners to advise the committee during its review of the Company’s short‑term incentive compensation program, to provide a comprehensive analysis of executive compensation survey data and market trends for each named executive officer of the Company and to advise on the proposed 2017 Omnibus Incentive Plan and 2017 Senior Management Annual Performance Plan. The committee’s work with Pearl Meyer & Partners is described in greater detail below in the subsection titled “Independent Compensation Consultant.” Further, as discussed below in the section titled “Compensation Discussion and Analysis” the Compensation Committee consults with management in developing compensation plans for the Company. The Board has determined that the Compensation Committee consists entirely of directors who meet the independence requirements of the NYSE listing standards, the Board’s Independence Guidelines, and the rules and regulations under the Exchange Act.

Governance and Nominating Committee

The Governance and Nominating Committee, which held two regular meetings during 2016, evaluates the structure and membership of the Board, evaluates candidates for nomination to the Board as appropriate with an emphasis on diversity of viewpoint and professional experience, reviews the compensation structure for the non‑employee directors and the frequency and content of meetings, establishes and reviews the Company’s succession plan for its Chief Executive Officer, and makes recommendations to the Board on all such matters. Although the committee does not have a formal diversity policy, the committee works to maintain a Board that is diverse in viewpoint and professional experience. The committee periodically examines the composition of the Board to ensure that the Board, taken as a whole, has the necessary skills and experience to steer the Company toward its stated objectives, as well as the necessary skills and experience to set the Company’s future strategies. Directors are nominated or elected by the Board, and stockholders may nominate directors as described further in “Corporate Governance—Director Nomination by Stockholders.” The committee identifies Board candidates through a variety of formal and informal channels. The committee has the authority to hire a professional search firm to help identify candidates with specific qualifications. It has no current engagement with any such firm. The current members of the committee are

Messrs. Schultz, Anderson, Bulls, and Tang and Ms. Skidmore, each of whom the Board has determined to meet the independence requirements of the NYSE listing standards, the Board’s Independence Guidelines, and the rules and regulations under the Exchange Act.

Corporate Governance

The Board believes the purpose of corporate governance is to maximize stockholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices that the Board believes promote this purpose, are sound practices, and represent best practices. The Board continually reviews these governance practices, Delaware law (the state in which the Company is incorporated), the rules and listing standards of the NYSE and SEC regulations, and best practices suggested by recognized governance authorities. The corporate Governance Standards are posted on the Company’s website at http://governance.comfortsystemsusa.com and are also available upon request to Comfort Systems USA, Inc., Office of the General Counsel, 675 Bering Drive, Suite 400, Houston, Texas 77057.

Code of Ethics

The Company adopted the Compliance Policy in 1997, the year the Company was founded. That policy, with subsequent amendments, remains in effect and applies to the Company’s directors, officers and employees who are subject to disciplinary action, including termination, for violations of the policy. The policy forms the basis of the Company’s ethics and compliance program and covers a wide range of areas. Many Company policies are summarized in the Compliance Policy including conflict of interest, insider trading, confidentiality, and compliance with all laws and regulations applicable to the conduct of the Company’s business. Any amendments to the Compliance Policy or the grant of a waiver from a provision of the policy requiring disclosure under applicable SEC rules will be disclosed to the public. The Compliance Policy is posted under the “Governance” tab of the Company’s website at http://governance.comfortsystemsusa.com and is also available upon request to Comfort Systems USA, Inc., Office of the General Counsel, 675 Bering Drive, Suite 400, Houston, Texas 77057.

Independence

The Board has adopted Independence Guidelines to assist the Board in making independence determinations relating to members of the Board. The criteria are consistent with the NYSE listing standards regarding director independence. For a director to be considered independent, the Board must determine that the director does not have a material relationship, directly or indirectly, with the Company. The Independence Guidelines are published on our website, http://governance.comfortsystemsusa.com, and are also available by written request to Comfort Systems USA, Inc., Office of the General Counsel, 675 Bering Drive, Suite 400, Houston, TX 77057.

The Board has considered the independence of its members in light of the Independence Guidelines and the rules and regulations under the Exchange Act and NYSE, including each director’s affiliations and relationships, and has determined that Ms. Skidmore and Messrs. Anderson, Bulls, Krusi, Myers, Schultz and Tang, who together constitute a majority of the Board, qualify as independent directors of the Company.

Director Nomination by Stockholders

The Board will consider director candidates recommended by stockholders for inclusion on the slate of directors nominated by the Board. Any stockholder may submit a candidate or candidates for consideration in conformity with the Bylaws and as set forth hereafter under the caption “Stockholder Proposals.” Stockholders desiring to recommend a candidate must submit the recommendation to the Governance and Nominating Committee c/o the Corporate Secretary, Comfort Systems USA, Inc., 675 Bering Drive, Suite 400, Houston, Texas 77057. If a nominating stockholder is not a record holder, the stockholder must provide the same evidence of eligibility as set forth in Exchange Act Rule 14a‑ 8(b)(2).

At the time the nominating stockholder submits the recommendation, the candidate must submit all personal information that the Company would be required to disclose in a proxy statement in accordance with Exchange Act rules. In addition, at that time the candidate must:

•Certify that he or she meets the requirements to be: (a) independent under the NYSE’s listing standards and the Board’s Independence Guidelines, (b) a non‑management director under Rule 16b‑3 of the Exchange Act, and (c) an outside director under Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, and pertinent regulations promulgated thereunder by the Internal Revenue Service (collectively, the “Code”);

•Consent to serve on the Board, if nominated and elected; and

•Agree to complete, upon request, a customary director’s questionnaire.

The Governance and Nominating Committee will evaluate any candidate recommended by a stockholder to determine whether he or she is highly qualified. The committee evaluates candidates recommended by stockholders in the same way it evaluates candidates proposed from other sources. In selecting nominees, particular consideration is given to those individuals who have substantial achievement in their personal and professional pursuits and whose talents, experience, and integrity would be expected to contribute to the best interests of the Company and to long‑term stockholder value. In evaluating candidates, the committee considers various qualities and skills that it believes will benefit the Board and the stockholders, including without limitation general management experience, specialization in the Company’s principal business activities or finance, significant experience in issues encountered by public companies, and contribution to the diversity of the Board.

Communications with the Board

Stockholders and other interested parties may communicate directly with the Board by writing to Comfort Systems USA, Inc., Board of Directors, 675 Bering Drive, Suite 400, Houston, Texas 77057. The Chairman of the Board will review these communications and will determine appropriate steps to address them. A stockholder wishing to communicate directly with the non‑management members of the Board may address the communication to “Non‑Management Directors, c/o Board of Directors” at the address listed above. These communications will be handled by the Chairman of the Board, who is currently designated to preside at meetings of non‑management directors. Finally, communications can be sent directly to individual directors by addressing letters to their individual name, c/o the Board of Directors, at the address listed above. All communications received by the Company are sent directly to the Board or appropriate director.

Board Leadership Structure and Self‑Evaluation Process

The Board does not have a formal policy regarding whether the position of Chairman of the Board may be filled by the Company’s Chief Executive Officer. Instead, the Board has adopted a fluid approach to the Board’s leadership structure that allows for variations depending on the circumstances and changing needs of the Company over time.

Mr. Myers has served as a director since 2005 and has served as the Company’s Chairman of the Board since May 2014. The Board has determined that Mr. Myers meets the independence requirements of the NYSE listing standards, the Board’s Independence Guidelines, and the rules and regulations under the Exchange Act. The Board has carefully considered its leadership structure and determined that currently it is in the best interest of the Company and its stockholders for the roles of Chairman of the Board and Chief Executive Officer to be filled by different individuals. This structure allows the Chief Executive Officer to focus on the Company’s day‑to‑day operations.

Since the Company has an independent, non‑executive Chairman of the Board, the Company has determined that the role of a Lead Director is not currently necessary. The Board may appoint a Lead Director to coordinate the activities of the independent directors in the future at its discretion.

Pursuant to the Board’s policy, the Board conducts an annual self‑evaluation process as follows: (i) each director evaluates the Board as a whole; (ii) each member of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee evaluates the respective committees on which he or she serves; and (iii) each director prepares an individual performance-related self‑evaluation of each director. In connection with this annual self‑evaluation, the Board considers whether the current leadership structure continues to be appropriate for the Company. The Board believes that directors should be responsive to the Company’s evolving circumstances and objectives, and adapt the Board’s leadership structure when necessary.

The Board’s Role in Risk Oversight

The Company’s full Board is actively involved in overseeing the Company’s risk management process and the Company’s risk appetite. These activities are aligned with the Company’s strategy. Additionally, the Audit Committee, Compensation Committee, and Governance and Nominating Committee consider risks that fall within their respective areas of responsibilities. A group of the Company’s top executives serve on a committee (the “Risk Committee”) that is directly responsible for the Company’s risk management process. The Company’s President and Chief Executive Officer, a member of the Board, serves on the Risk Committee; however, the Risk Committee is a committee of management, not of the Board. The Risk Committee meets at least annually to define and improve the risk‑mapping process and considers any appropriate updates at least quarterly. Any risks that are identified through the Company’s compliance and ethics program are included in the Risk Committee’s processes, along with operational, financial, and strategic risks. The Risk Committee presents comprehensive reports directly to the Board at least annually.

Director Resignation Policy

Effective March 8, 2017, the Board adopted a Director Resignation Policy to address the situation in which a nominee for director in an uncontested election to the Company’s Board receives more votes “withheld” than votes “for” his or her election. The policy provides that any incumbent nominee for director in an uncontested election who receives a greater number of votes affirmatively “withheld” with respect to his or her election than votes “for” such election (a “majority withhold vote”) shall promptly tender his or her resignation to the Chairman of the Board following certification of the stockholder vote. The Governance and Nominating Committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject the resignation or take other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the majority withheld vote. In making its recommendation, the committee will consider all relevant factors, including, but not limited to, (i) the underlying reasons why stockholders withheld their votes (if ascertainable), (ii) the length of service and qualifications of the director whose resignation has been tendered, (iii) the director’s contributions to the Board and the Company, (iv) the overall composition of the Board and compliance with applicable laws, regulations, governing documents, and stock exchange listing standards, (v) the availability of other qualified candidates, and (vi) whether accepting the resignation is in the best interests of stockholders and the Company. The Board will act on the committee’s recommendation no later than its first regularly scheduled meeting following certification of the stockholder vote, but in no case, later than 120 days following the vote certification. Following the committee’s recommendation and the Board’s decision, the Company will promptly publicly disclose its decision whether to accept or reject each tendered resignation in a periodic or current report filed or furnished in accordance with SEC rules.

Any director who tenders his or her resignation under the Director Resignation Policy will not participate in the committee recommendation or Board consideration of the resignation. However, such director will otherwise remain as an active Board member unless and until the resignation becomes effective. If a majority of the Governance and Nominating Committee members receive a majority withhold vote at the same election, then the independent directors who did not receive a majority withhold vote will appoint a committee amongst themselves to consider the tendered resignations. If the only directors who did not receive a majority withhold vote in the same election constitute fewer directors than a majority of the Board, then all the independent directors may participate in the Board consideration of the tendered resignations, except that no director will participate in the vote on his or her own resignation.

While this summary reflects the current terms of the Director Resignation Policy, the Board retains the power to amend and administer the policy as the Board, in its sole discretion, determines is appropriate. The Director Resignation Policy is published on our website, http://governance.comfortsystemsusa.com, and is also available by written request to Comfort Systems USA, Inc., Office of the General Counsel, 675 Bering Drive, Suite 400, Houston, TX 77057.

Director Compensation for 2016

In March 2016, upon the recommendation of the Governance and Nominating Committee, which recommendation was based on an analysis of several factors, including survey data from the National Association of Corporate Directors and the Company’s historical non‑employee director compensation practices, the Board approved the following increases to non-employee director compensation. The following changes took effect following the Company’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”) :

•The annual fee for service as the chair of the Audit Committee increased from $20,000 to $30,000.

•The annual fee for service as the chair of the Compensation Committee or the Governance and Nominating Committee increased from $10,000 to $20,000.

•The annual fee for service as the chairman of the Board increased from $30,000 to $50,000.

•The award of fully‑vested shares of Common Stock to each non-employee director continuing in office or elected at an annual stockholder meeting increased from a number of shares having a grant date fair market value equal to $125,000 to a number of shares having a grant date fair market value equal to $140,000, provided that in no event will the number of shares granted to a non‑employee director in connection with the annual award exceed 12,500. These awards were granted at the 2016 Annual Meeting.

•The annual fee for service on the Board remained unchanged at $60,000.

Cash compensation paid to non-employee directors is paid in equal quarterly installments. For 2016, directors were paid cash compensation under the Company’s prior non-employee director compensation program through the 2016 Annual Meeting and thereafter under the new program described above.

The Board has adopted stock ownership guidelines that require directors to own not less than (i) 1,000 shares of Common Stock within 90 days of their initial election by stockholders; (ii) 10,000 shares by the second anniversary of the director’s initial election; and (iii) 20,000 shares by the fourth anniversary of the director’s initial election. All directors currently comply with these ownership guidelines.

Directors who are employees of the Company or one of its subsidiaries receive no additional compensation for serving as directors. The following table discloses the compensation earned, paid or awarded, as the case may be, to each of the Company’s non‑employee directors during 2016.

Name(1)	Director Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Darcy G. Anderson	$60,000		$139,983	$0	$199,983
Herman E Bulls	$60,000		$139,983	$0	$199,983
Alan P. Krusi	$76,154	(4)	$139,983	$0	$216,137
Franklin Myers	$102,308	(4)	$139,983	$0	$242,291
James H. Schultz	$76,154	(4)	$139,983	$0	$216,137
Constance E. Skidmore	$86,154	(4)	$139,983	$0	$226,137
Vance W. Tang	$60,000		$139,983	$0	$199,983

(1)

Messrs. Lane and Giardinelli also serve as members of the Board, but were employees of the Company or one of its subsidiaries in 2016, and received no additional compensation for their service on the Board. Mr. Lane’s compensation is included in the “Summary Compensation Table” included elsewhere in this proxy.

(2)

Represents grants of 4,656 fully-vested shares of Common Stock. The aggregate grant date fair value of the shares was computed in accordance with FASB ASC Topic 718 and is based on the number of shares granted multiplied by the fair market value of the Common Stock on the date of grant.

(3)

The Company maintains a visiting director’s office for all members of the Board at its headquarters in Houston, Texas. The office is available on a first‑come‑first‑served basis for all directors. In accordance with SEC regulations, perquisites that in the aggregate total less than $10,000 are not required to be disclosed.

(4)

Following the 2016 Annual Meeting, the annual fee for service as: (i) the chair of the Compensation Committee and the Governance and Nominating Committee increased from $10,000 to $20,000, (ii) the chair of the Audit Committee increased from $20,000 to $30,000, and (iii) the chairman of the Board increased from $30,000 to $50,000. The director fees paid in cash in 2016 reflect these increases on a pro rata basis for the partial year following the 2016 Annual Meeting.

PROPOSAL NUMBER 2

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has re‑appointed Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2017. Ernst & Young LLP was the Company’s independent auditor for the year ended December 31, 2016.

We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2017. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection, but it still may decide to retain Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and its stockholders.

Relationship with Independent Auditors

The Audit Committee has selected Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 2017. Ernst & Young LLP acted as independent auditors for the Company for the year ended December 31, 2016. Fees to the Company and its subsidiaries for professional services rendered by Ernst & Young LLP during 2016 and 2015 were as follows:

Description	2016	2015
Audit Fees	$1,921,287	$1,794,873
Audit‑Related Fees	$ 0	$0
Tax Fees	$ 0	$0
All Other Fees	$ 0	$0

The amount of audit fees for 2016 is based on a fees estimate determined with input from Ernst & Young LLP for audit services provided to us by Ernst & Young in connection with the audit of our 2016 financial statements. The final audit fees for those services may be more or less than the amount reflected on this table.

The Audit Committee has established pre‑approval policies and procedures applicable to all services provided by the Company’s independent auditors to the Company, pursuant to which the committee reviews for approval each service expected to be provided by the independent auditors, and is provided with sufficient detailed information so that it can make well‑reasoned assessments of the impact of the services on the independence of the auditors. In 2016, all of the fees paid to the Company’s auditors were approved by the Audit Committee. Pre‑approvals include pre‑approved cost levels or budgeted amounts (or a range of cost levels or budgeted amounts). Any proposed service that would exceed pre‑approved cost levels or budgeted amounts also requires pre‑approval. Substantive changes in terms, conditions, or fees resulting from changes in the scope, structure or other items regarding pre‑approved services will also be pre‑approved if necessary. The pre‑approvals may include services in categories of audit services (including consultation to support such audits), audit‑related services (items reasonably related to the performance of the audit or review of the financial statements), tax services (tax compliance, tax planning, and tax advice), and other services (services permissible under the SEC’s auditor independence rules, typically routine and recurring type services that would not impair the independence of the auditor).

The Board of Directors recommends that

stockholders vote FOR Proposal Number 2.

PROPOSAL NUMBER 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Board recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Compensation Discussion and Analysis” (the “CD&A”) section elsewhere in this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay the Company’s named executive officers (the “Named Executive Officers”) based on Company performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to reward past performance measured against established goals, provide incentives for future performance, and to align executives’ long‑term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short‑ and long‑term incentive compensation to reward near‑term performance and to encourage executives’ commitment to our long‑range strategic business goals. It is the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our business goals and strategy, sound corporate governance principles, and stockholder interests and concerns. As discussed further in the CD&A, the Compensation Committee retains compensation consultants and reviews survey and peer group data, provided by Equilar, to ensure that compensation for key positions is properly aligned with market practices. Further, the Company’s commitment to aligning pay to performance can be seen in the overall trend of compensation for the Named Executive Officers.

As described in the CD&A, we believe our compensation program is effective, appropriate, and strongly aligned with the long‑term interests of our stockholders and that the total compensation packages provided to the Named Executive Officers (including potential payouts upon a termination of employment or change in control) are reasonable and not excessive. As you consider this Proposal Number 3, we urge you to read the CD&A section of this proxy statement for additional details on our executive compensation program, including the more detailed information about our compensation philosophy and objectives and the past compensation of the Named Executive Officers, and to review the tabular disclosures regarding Named Executive Officer compensation together with the accompanying narrative disclosures in the “Summary of Executive Compensation” section of this proxy statement.

Congress has enacted the Dodd‑Frank Wall Street Reform and Consumer Protection Act (“Dodd‑Frank”), which requires a non‑binding advisory “Say on Pay” vote and gives our stockholders the opportunity to express their views on the compensation of the Named Executive Officers. We value the opportunity to give our stockholders an opportunity to provide us with such a vote on executive compensation at the Annual Meeting.

As an advisory vote and as prescribed by Dodd‑Frank, Proposal Number 3 is not binding on the Board or the Compensation Committee, will not overrule any decisions made by the Board or the Compensation Committee, and will not require the Board or the Compensation Committee to take any action. Although the vote is non‑binding, the Board and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for the Named Executive Officers. In particular, to the extent there is any significant vote against the Named Executive Officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. Unless the Board modifies its policy on the frequency of “Say on Pay” votes, the next “Say on Pay” vote will be held in 2018.

The Board of Directors is asking that stockholders cast a non‑binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S‑K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

The Board of Directors recommends that

stockholders vote FOR Proposal Number 3.

PROPOSAL NUMBER 4

ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY

VOTES ON EXECUTIVE COMPENSATION

Dodd-Frank requires a non-binding advisory vote by our stockholders on how frequently we should seek an advisory vote on the compensation of the Named Executive Officers. The vote on to this Proposal Number 4 will be considered in determining the schedule on which future “Say on Pay” proposals like Proposal Number 3 are presented to stockholders. Like the “Say on Pay” advisory vote, this vote is not binding on the Board or the Compensation Committee.

By voting on this Proposal Number 4, stockholders may indicate whether the advisory “Say on Pay” vote should occur every three years, every two years, or every one year. After careful consideration of this Proposal Number 4, the Board has determined that an advisory “Say on Pay” vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore the Board recommends that you support a frequency period of every one year for the “Say on Pay” advisory vote on executive compensation.

Setting a one‑year period for holding this stockholder vote will enhance stockholder communication by providing a clear, simple means for us to obtain information on investor sentiment about our executive compensation program. An advisory vote every year will be the most effective timeframe for us to respond to stockholder feedback and provide us with sufficient time to engage with stockholders to understand and respond to the vote results.

The Board of Directors is asking that stockholders cast a non‑binding, advisory vote FOR the following resolution:

“RESOLVED, that the option of once every one, two or three years that receives the highest number of votes properly cast for this resolution will be determined to be the preferred frequency recommended by stockholders with which the Company is to hold a non-binding advisory vote to approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S‑K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

The Board of Directors recommends that

stockholders vote for a frequency of ONE YEAR on Proposal Number 4.

PROPOSAL NUMBER 5

APPROVAL OF 2017 OMNIBUS INCENTIVE PLAN

At the Annual Meeting, stockholders will be asked to approve the adoption of the 2017 Omnibus Incentive Plan (the “2017 Plan”). The 2017 Plan was unanimously approved by the Board on March 8, 2017. The 2017 Plan is subject to approval by the Company’s stockholders in accordance with applicable law and the listing standards of the NYSE and will become effective upon receiving stockholder approval at the Annual Meeting.

The Board believes that equity and equity-based awards are important to incentivize our key employees (including our executive officers) and directors to remain with the Company, to motivate them to help achieve our corporate objectives and to align their interests with those of our stockholders.

The Board believes that the 2017 Plan will promote the interests of stockholders and is consistent with principles of good corporate governance, including:

•Independent Committee. The 2017 Plan will be administered by the Compensation Committee, which is composed entirely of independent directors who meet NYSE standards for independence, who meet the definition of “outside directors” for purposes of the performance-based compensation exemption under Section 162(m) of the Code (“Section 162(m)”) and who are “non-employee directors” under Rule 16b‑3(b)(3) of the Securities Exchange Act of 1934, as amended.

•No Discounted Stock Options or SARs. All stock option and stock appreciation right (“SAR”) awards under the 2017 Plan must have an exercise or base price that is not less than the fair market value of a share of Common Stock on the date of grant.

•Limits on Awards. The 2017 Plan limits the number of stock options, SARs and other awards that may be granted to plan participants and the amount that may be paid in respect of cash awards in any year. It also contains a separate limit on the value of equity awards that may be made to non-employee directors in any year.

•No Repricing. The 2017 Plan prohibits any repricing of stock options and SARs and any amendment providing for the payment or provision of other consideration upon the termination or cancellation of any underwater stock option or SAR, unless approved by stockholders.

•Fungible Share Design. Shares issued as restricted stock or in connection with other “full value” awards count against the number of shares available under the 2017 Plan at a higher rate than shares underlying stock options and SARs.

•No Liberal Share Recycling. Shares underlying stock options and other awards issued under the 2017 Plan will not be recycled into the share pool under the 2017 Plan if they are withheld in payment of the exercise or purchase price of the award or to satisfy tax withholding obligations in respect of the award.

•Performance Awards. Under the 2017 Plan, the Compensation Committee may grant performance-based awards intended to qualify as exempt performance-based compensation under Section 162(m), as well as other performance-based awards.

Background Information

In 2012, the Board adopted, and our stockholders approved, the Company’s 2012 Equity Incentive Plan (the “2012 Plan”). The 2012 Plan provides for the grant of stock options, stock appreciation rights, restricted or unrestricted stock awards, restricted or unrestricted promises to deliver stock in the future, rights to receive awards based on performance (including cash performance awards), and other awards convertible into or otherwise based on stock to eligible employees, directors and consultants. As of March 8, 2017, the 2012 Plan had 2,903,646 shares available for grant. Should the 2017 Plan be approved, after May 23, 2017 the Company will make all grants under the 2017 Plan, and will not make any further grants under the 2012 Plan. The shares remaining available for issuance under the 2012 Plan as of the date the Board approves the plan will be rolled into and become available for issuance under the 2017 Plan. Upon its approval, the 2017 Plan will be our only equity plan under which we may grant stock options and other stock-based awards in the future.

The table below includes information regarding awards outstanding under the 2012 Plan and the number of shares available for future awards under our 2012 Plan as of March 8, 2017 (which will become available for issuance under the 2017 Plan if the 2017 Plan is approved by stockholders).

	Number of shares (as of March 8, 2017)	As a percentage of stock outstanding (37,233,501 shares as of March 8, 2017)
Shares subject to outstanding stock options under the 2012 Plan(1)	614,222	1.65%
Shares subject to awards, other than stock options, outstanding under the 2012 Plan (so-called “full value awards”)(2)	1,582,132	4.25%
Total shares subject to existing outstanding equity awards	2,196,354	5.90%
Shares available for future awards under 2012 Plan (3)	2,903,646	7.80%
TOTAL:	5,100,000	13.70%

(1)	No stock appreciation rights have been granted under the 2012 Plan.
(2)

For purposes of determining the number of shares subject to “full value awards,” each share subject to such an award is counted as two shares. Dollar-denominated performance stock units (“PSUs”) are counted for purposes of this table with the number of shares to be delivered under such awards assuming achievement of target performance and based on the fair market value of a share of Common Stock on the date of grant. If an outstanding award under the 2012 Plan is forfeited, terminated or cancelled, shares underlying such award will not become available for grant again under the 2017 Plan.

(3)

We will no longer be able to grant awards under the 2012 Plan if the 2017 Plan is approved by stockholders. Shares remaining available for issuance under the 2012 Plan at the time the 2017 Plan is approved by the Board will be rolled into and become available for issuance under the 2017 Plan. Like the 2012 Plan, for purposes of determining shares available under the 2017 Plan at any time, each share subject to a stock option or SAR granted under the 2017 Plan will count as one share and each share subject to any other award granted under the 2017 Plan will count as two shares. Other share-counting provisions are described below under “Number of Shares.” Because the 2017 Plan does not specify the mix of stock options and SARs, on one hand, and full-value awards, on the other hand, it is not possible to determine the amount of subsequent dilution that may ultimately result from such awards.

Reasons for Seeking Stockholder Approval

Equity awards are a critical part of the Company’s compensation program. Stockholder approval of the 2017 Plan would allow us to continue to attract and retain directors, executives, and other key employees with equity incentives. In fiscal 2014, 2015 and 2016, we made equity awards under the 2012 Plan totaling approximately 456,457 shares, 413,440 shares, and 297,593 shares, respectively, calculated by counting each share subject to an award of stock options as one share and each share subject to any other award as two shares, and with the number of shares to be delivered under dollar-denominated PSUs counted assuming achievement of target performance and the fair market value of a share of Common Stock on the date of grant.

Based on the advice of Pearl Meyer & Partners, the Compensation Committee’s independent compensation consultant, and after reviewing the Company’s historic grant rates, we believe that the shares currently remaining available for issuance under the 2012 Plan will be sufficient to meet the Company’s anticipated needs for future awards over the next five years. Consequently, we are not requesting approval by stockholders to make available additional shares under the 2017 Plan. Rather, we are seeking approval of the material terms of the 2017 Plan, including the performance goals under the plan, to afford us the opportunity, if desired, to provide performance-based compensation under the 2017 Plan that is exempt from the limits on deductibility under Section 162(m). As discussed below in “Impact of Accounting and Tax Treatment on Compensation” in the CD&A, notwithstanding stockholder approval of these performance goals, the Compensation Committee will continue to have authority to (and, in its sole discretion, may) provide for awards under the 2017 Plan that are not exempt from the limits on deductibility under Section 162(m).

Section 162(m) generally provides that compensation provided by a publicly-held corporation to its “covered employees” (the corporation’s chief executive officer or any of its three most highly-paid named executive officers (other than its chief executive officer or chief financial officer)) is not deductible by the corporation for U.S. federal income tax purposes for any taxable year to the extent it exceeds $1 million. This limitation does not apply to compensation that qualifies as exempt performance-based compensation by meeting certain requirements under Section 162(m), including the requirement that the material terms of the related performance goals be disclosed to and approved by the corporation’s stockholders not less frequently than every five years. Under Section 162(m), the material terms include the class of eligible employees, a description of the business criteria on which the performance goals may be based and the maximum amount that can be paid to any participant for a specified period. For the 2017 Plan, these terms are described below under “Eligibility,” “Individual Limits” and “Performance Awards.” Although stockholder approval is one of the requirements for exemption under Section 162(m), even with stockholder approval, there can be no guarantee that compensation will be treated as exempt performance-based compensation under Section 162(m).

If the 2017 Plan is not approved at the Annual Meeting, the 2017 Plan will not be effective. If stockholders do not approve this Proposal Number 5, the Company will continue to make awards under the 2012 Plan.

The following description is a summary of the material features of the 2017 Plan but may not contain all the information you may wish to know. We encourage you to review the entire text of the 2017 Plan, which is attached hereto as Appendix A. The following description is qualified in its entirety by reference to the full text of the 2017 Plan. The Board recommends a stockholder vote FOR approval of the 2017 Plan.

Description of the 2017 Plan

Purpose. The purposes of the 2017 Plan are to attract and retain key employees, directors and consultants of the Company and its affiliates, to provide an incentive for them to achieve performance goals, and to enable them to participate in the growth of the Company by granting them awards with respect to the Company’s Common Stock.

Administration. The Compensation Committee will be the administrator of the 2017 Plan (the “Administrator”). The Administrator will select the participants and set the terms and conditions of all awards (including the exercise price for awards that have one). Subject only to the limitations provided in the 2017 Plan, the Administrator has discretionary authority to administer the issuance of awards granted to participants under the 2017 Plan; to determine, modify or waive the terms and conditions of any award; to determine the form of settlement of awards (whether in cash, shares of Common Stock, other property or a combination thereof); to prescribe the form or forms of instruments evidencing awards and any other instruments required under the 2017 Plan and to change such forms from time to time; to interpret the 2017 Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the 2017 Plan; and otherwise to do all things necessary or desirable to carry out the purposes of the 2017 Plan. Determinations of the Administrator will be conclusive and will bind all parties. The Board may perform any of the functions of the Administrator and the Compensation Committee may delegate such of its duties, powers and responsibilities under the 2017 Plan as it may determine. As used in this description of the 2017 Plan, the term “Administrator” refers to the Board, the Compensation Committee or its delegates, as applicable.

Eligibility. The Administrator selects participants from among those key employees, directors and consultants of the Company (or of any affiliate) whom the Administrator considers to be capable of contributing to the successful performance of the Company and its affiliates. Incentive stock options may be granted only to our employees (or employees of certain affiliated entities). Dollar-denominated awards will not be granted to non-employee directors. As of March 8, 2017, there were four executive officers, eighteen key employees, and seven members of our Board who would be eligible to participate in the 2017 Plan. As of the same date, the fair market value of a share of our Common Stock was $36.25.

Types of Awards. The 2017 Plan provides for grants of incentive stock options (“ISOs”), non-incentive stock options (“NSOs”), SARs, restricted and unrestricted stock and stock units, performance awards (including cash performance awards), and other awards convertible into or otherwise based on Common Stock.

Number of Shares. Subject to adjustment in the event of certain corporate transactions or changes in our capitalization as described below, the aggregate maximum number of shares of Common Stock that may be delivered in satisfaction of awards under the 2017 Plan will be 2,903,646 shares, which represents the number of shares remaining available for issuance under the 2012 Plan as of March 8, 2017. If an outstanding award under the 2012 Plan is forfeited, terminated or cancelled, shares underlying such award will not become available for grant again under the 2017 Plan. Certain awards granted by another company and assumed by us or issued by us in substitution for such other company awards will not reduce the shares available for grant under the 2017 Plan. Each share subject to an award, other than stock options or SARs, will reduce the number of shares remaining available for grant under the 2017 Plan by two (2.0) shares. If an award, or any portion of an award, is forfeited, cancelled or is settled for cash or expires, then the shares of Common Stock subject to such award will, to the extent of such forfeiture, expiration, cancellation or cash settlement, be available for issuance under the 2017 Plan. The following shares of Common Stock will not become available again for issuance under the 2017 Plan: (i) shares of Common Stock covered by any portion of a SAR that is settled in Common Stock (and not only the number of shares of Common Stock delivered in settlement) and (ii) shares of Common Stock withheld from a stock option or other award to satisfy the tax withholding obligations with respect to such stock option or other award or in payment of the exercise price of such stock option. Additionally, the number of shares of Common Stock available for delivery under the 2017 Plan will not be increased by any shares of Common Stock that have been delivered under the 2017 Plan that are subsequently repurchased using proceeds directly attributable to option exercises.

Shares Delivered. Shares delivered under the 2017 Plan may be authorized but unissued shares of Common Stock or shares we hold in our treasury. No fractional shares will be delivered under the 2017 Plan, but the Administrator may, in its sole discretion, provide for the delivery of cash in lieu of any fractional shares that would otherwise be deliverable under the 2017 Plan.

Individual Limits. The maximum number of shares of Common Stock subject to stock options and SARs that may be granted to any participant in any calendar year cannot exceed, in each case, 1,000,000, subject to adjustments in the event of certain corporate transactions or changes in our capitalization as described below. The maximum number of shares subject to or delivered under other stock awards or awards settled in stock that may be granted to any participant in any calendar year cannot exceed 500,000, subject to adjustments in the event of certain corporate transactions or changes in our capitalization as described below. The maximum amount payable to any participant under a cash performance award in any calendar year cannot exceed $7.5 million. In the case of a non-employee director, the maximum grant date fair value of awards granted under the 2017 Plan in any calendar year may not exceed $400,000.

Term of Plan. No awards may be made after ten years from the effective date of the 2017 Plan, but previously granted awards may continue beyond that date in accordance with their terms.

Stock Options. A stock option gives the holder the right to purchase shares of Common Stock within a specified period of time at a specified exercise price. Two types of stock options may be granted under the 2017 Plan: ISOs, which are intended to comply with the requirements of Section 422 of the Code and the related regulations thereunder, and NSOs. As indicated above, eligibility for ISOs is limited to our employees and employees of certain affiliated entities. The expiration date of a stock option cannot be more than ten years after the date of the original grant (or more than five years with respect to ISOs granted to certain ten percent stockholders). The per share exercise price of any stock option granted under the 2017 Plan cannot be less than the fair market value of a share of Common Stock on the date of grant (generally, the closing price on the trading date of the grant) (and the exercise price of an ISO granted to certain ten percent stockholders cannot be less than 110% of such fair market value), except in the case of certain substitute awards. The Administrator will determine the terms and conditions with respect to stock options.

Stock Appreciation Rights. An SAR gives the holder the right to receive, upon exercise, any excess in the fair market value of a share of Common Stock over the base price of such right. The base price of an SAR is not permitted to be less than 100% of the fair market value of a share of Common Stock at the date of grant of the SAR. The Administrator shall determine whether SARs are settled in cash, Common Stock or other securities of the Company, awards or other property. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Administrator determines.

Stock Awards; Stock Units. A restricted stock award is an award of Common Stock subject to forfeiture restrictions, while an unrestricted stock award is not subject to restrictions or forfeiture. Shares of restricted stock or unrestricted stock may be issued for such consideration, if any, as the Administrator may determine consistent with applicable law. Generally, awards of restricted stock are subject to the requirement that the shares be forfeited unless specified conditions are met. The 2017 Plan also provides for awards of restricted and unrestricted stock units. A stock unit award represents the unfunded and unsecured commitment of the Company to deliver to the participant at a specified future date or dates one or more shares of Common Stock (or the value in cash measured by one or more shares of Common Stock). A restricted stock unit is a stock unit that is subject to restrictions or forfeiture, while an unrestricted stock unit is not subject to such restrictions. The Administrator will determine the terms and conditions with respect to these awards. Stock units may be denominated in shares of Common Stock or in cash.

Other Awards. The Administrator may grant awards (including performance awards) convertible into or otherwise based on Common Stock other than stock options, SARs, restricted stock, unrestricted stock or stock unit awards.

Performance Awards. A performance award is an award subject to specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition to the grant, exercisability, vesting, payment or full enjoyment of the award. The Administrator in its discretion may grant performance awards that are intended to qualify for the “performance‑based” compensation exception under Section 162(m) and performance awards that are not intended to so qualify. For purposes of performance awards that are intended to qualify for the “performance‑based” compensation exception under Section 162(m), a performance criterion shall mean an objectively determinable measure or objectively determinable measures of performance relating to any of or to any combination of the following or any derivation of the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or a specified peer group or a select group of companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Administrator specifies, consistent with the requirements of Section 162(m)): (i) sales; revenue; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; network deployment; sales of particular products or services; customer acquisition, expansion and retention; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; licenses or collaborations; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity), or refinancings; transactions that would constitute a change of control; or any combination of the foregoing. Performance criteria and any related targets need not be based on an increase, a positive or improved result or avoidance of loss and may be applied to a participant individually, or to a business unit or division or the Company as a whole. To the extent consistent with the requirements of the “performance‑based” compensation exception to Section 162(m) of the Code, where applicable, the Administrator may provide that performance criteria under an award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the applicable performance period or will be adjusted in such other manner as determined by the Administrator that would affect the performance criteria. The Administrator will determine whether performance criteria chosen for a particular award have been met.

Dividends and Dividend Equivalents. Dividends and dividend equivalents may be provided in connection with awards under the 2017, subject to such restrictions, limits or terms as the Administrator may determine. In no event will dividends or dividends equivalents be payable in respect of stock options and SARs or, with respect to other awards, prior to the time the award becomes vested.

Termination of Service. Unless the Administrator expressly provides otherwise, upon a participant’s termination of employment or service an award requiring exercise will cease to be exercisable and all unvested awards will be forfeited. Notwithstanding the foregoing, unless the Administrator expressly provides otherwise, stock options and SARs, to the extent exercisable immediately prior to the termination of the participant’s employment or other service relationship due his or her death, will remain exercisable for one year following such termination of employment or service and stock options and SARs, to the extent exercisable immediately prior to the termination of the participant’s employment or other service relationship for any reason other than death, will remain exercisable for three months following such termination of employment or service except a termination for cause (or, in each case, if shorter, for the remaining term of the stock option or SAR).

Recovery of Compensation; Other Terms. Awards granted under the 2017 Plan are subject to forfeiture, termination and rescission, and a participant will be obligated to return to the Company the value received with respect to awards, in each case (i) in connection with a breach by the participant of a non-competition, non-solicitation, confidentiality or similar covenant or agreement, (ii) to the extent provided by the Administrator in an award agreement, (iii) pursuant to any applicable Company clawback or recoupment policy, or (iv) as otherwise required by law, regulation or applicable stock exchange listing standards.

Transferability. Awards under the 2017 Plan may not be transferred except by will or the laws of descent and distribution, except that the Administrator may permit (for awards other than ISOs) the gratuitous transfer (i.e., transfer not for value) of such awards.

Corporate Transactions. In the event of a consolidation, merger or similar transaction, a sale or transfer of all or substantially all of the Company’s assets or dissolution or liquidation of the Company, the Administrator may, among other things, provide for continuation or assumption of some or all outstanding awards (or any portion thereof), for new grants in substitution of some or all outstanding awards (or any portion thereof), for a “cash-out” payment with respect to some or all outstanding awards or any portion thereof, or for the accelerated vesting or delivery of shares under some or all outstanding awards (or any portion thereof), in full or in part, in each case on such terms and with such restrictions as it deems appropriate. Except as otherwise provided in an award agreement, awards not assumed or continued will terminate upon the consummation of such corporate transaction.

Adjustment. In the event of certain corporate transactions (including a stock split, stock dividend, recapitalization, reorganization, consolidation, merger or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of ASC Topic 718 or any successor provision), the Administrator shall make appropriate adjustments to the maximum number of shares that may be delivered under the 2017 Plan (and in satisfaction of ISOs) and the individual limits included in the 2017 Plan, and may also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, the exercise prices or base values relating to such awards or any other provisions of awards affected by such change. The Administrator may also make the types of adjustments described above to take into account distributions to stockholders and other events other than those listed above if it determines that such adjustments are appropriate to avoid distortion and preserve the value of awards.

Amendment and Termination. The Board may amend, suspend, or terminate the 2017 Plan or any portion thereof at any time for any purpose which may at the time be permitted by law, subject to such stockholder approval as the Board determines to be necessary or advisable. Further, the Administrator may, but shall not be required to, make non-substantive administrative changes to the 2017 Plan as to conform with or take advantage of governmental requirements, statutes or regulations. However, no amendment, modification or termination will materially and adversely affect the rights of any participant (without his or her consent) under any award previously granted, unless the Administrator has expressly reserved the right to take such action at the time the award was granted, and no amendment will, without the approval of our stockholders, effectuate a change for which stockholder approval is required under applicable law (including the Code and applicable stock exchange requirements).

New Plan Benefits

Awards under the 2017 Plan are subject to the discretion of the Compensation Committee, and no determination has been made as to the types of awards that will be granted in the future to specific eligible individuals pursuant to the 2017 Plan. Therefore, it is not possible to determine the benefits or amounts that will be received by or allocated to participants under the 2017 Plan. No awards have been granted under the 2017 Plan subject to stockholder approval.

Federal Tax Effects

The following discussion summarizes certain material federal income tax consequences associated with certain awards under the 2017 Plan under the federal tax law as in effect on the date of this proxy statement. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the 2017 Plan, nor does it cover state, local or non-U.S. taxes.

ISOs. In general, a participant realizes no taxable income upon the grant of an ISO and does not realize any ordinary income in connection with the exercise of the ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and a deduction available to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

NSOs. In general, in the case of an NSO, a participant has no taxable income at the time of grant but realizes income in connection with the exercise of the stock option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

SARs. The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company.

Restricted Stock. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company in the same year that the participant recognizes income. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the 2017 Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units. The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is taxed upon vesting and settlement (and a corresponding deduction is generally available to the Company), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

Stock Awards. A participant who receives a stock award generally is required to recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date the shares are granted over the purchase price (if any) paid for the shares. The Company generally will be entitled to a corresponding deduction.

Section 162(m). Stock options, SARs and certain performance awards under the 2017 Plan are generally intended to be exempt or eligible for exemption from the deductibility limits of Section 162(m). However, as discussed above in “Reasons for Seeking Stockholder Approval,” the Compensation Committee will have discretionary authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Certain Change of Control Payments. Under the so-called “golden parachute” provisions of the Code, the vesting or accelerated exercisability of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the Amended Plan, may be subject to an additional 20% federal tax and may not be deductible to the Company.

The Board recommends that

stockholders vote FOR Proposal Number 5.

Equity Compensation Plan Information

The following table sets forth information about the Company’s equity compensation plans as of December 31, 2016, and does not include the proposed number of shares that may be issued under the 2017 Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted‑Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,311,114	(1)	$17.01	(2)	3,064,867
Equity compensation plans not approved by security holders	—		—		—
Total	1,311,114				3,064,867	(3)

(1)

Includes 713,994 stock options and 251,308 shares of time‑vested stock or restricted stock units that have been granted but remain unvested as of December 30, 2016, the last business day of 2016, determined by treating each share underlying a stock option as one share and each share underlying such time-vested stock or restricted stock unit awards as two shares. Additionally, 345,812 shares of Common Stock may be issued upon the achievement of certain performance conditions under outstanding PSU awards. The PSU awards are dollar‑denominated and paid in shares based on the market value of the shares following the end of the performance period for such awards; for purposes of this table, the number of shares underlying outstanding PSU awards has been estimated based on current estimated achievement of the performance conditions applicable to the awards and the closing market price of the Company’s stock on December 30, 2016, the last business day of 2016. The Company has no other securities to be issued upon exercise of outstanding options, warrants, or rights.

(2)	Shares of unvested restricted stock, restricted stock units, and PSUs are not factored into this average.
(3)

Reflects shares that are part of a fungible share plan, which means that each share granted that is not an option or a SAR is counted against the plan as two (2.0) shares. If the 2017 Plan is approved by stockholders at the Annual Meeting, the Company will make all grants following the date of the Annual Meeting under the 2017 Plan, and will not make any further grants under the 2012 Plan, under which the number of remaining available shares provided in this table are available. Shares remaining available for issuance under the 2012 Plan as of the date the 2017 Plan is adopted by the Board will become available for grant under that plan.

PROPOSAL NUMBER 6

APPROVAL OF 2017 SENIOR MANAGEMENT ANNUAL PERFORMANCE PLAN

On March 8, 2017, the Board adopted the 2017 Senior Management Annual Performance Plan (the “2017 Annual Plan”), subject to stockholder approval. The 2017 Annual Plan is a short-term executive compensation plan that is intended to motivate participating executives and other key employees to achieve pre-established corporate and other performance goals critical to our business. Starting with our 2018 fiscal year, annual award opportunities for executive officers, including our named executive officers, will be granted under the 2017 Annual Plan.

Reasons for Seeking Stockholder Approval

At our 2012 annual meeting of stockholders, our stockholders approved our 2012 Senior Management Annual Performance Plan, the plan under which annual bonuses have been paid to our executive officers. Upon approval of the 2017 Annual Plan, annual incentive compensation awards for future fiscal years to eligible employees will no longer be granted under our 2012 Senior Management Annual Performance Plan but rather under this plan. As noted in Proposal Number 5, Section 162(m) generally provides that compensation provided to a publicly held corporation’s chief executive officer or any of its three most highly-paid named executive officers (other than its chief executive officer or chief financial offer) is not deductible by the corporation for U.S. income tax purposes for any taxable year to the extent it exceeds $1 million. This limitation does not apply to compensation that qualifies as exempt performance-based compensation by meeting certain requirements under Section 162(m), including the requirement that the material terms of the related performance goals be disclosed to and approved by stockholders every five years. For the 2017 Annual Plan, these terms are described below under “Administration”, “Eligibility and Participation,” “Performance Criteria,” and “Payment Limits.” Although stockholder approval is one of the requirements for exemption under Section 162(m), even with stockholder approval there can be no guarantee that compensation will be treated as exempt performance-based compensation under Section 162(m). Furthermore, as described above, the Compensation Committee will continue to have authority to provide for compensation that is not exempt from the limits on deductibility under Section 162(m).

If stockholders do not approve the 2017 Annual Plan, the plan will not be effective and we may not have the ability to make awards under our short-term incentive compensation programs that qualify as performance-based compensation under Section 162(m) for fiscal years beginning in or after 2017. To the extent any such bonuses are paid and do not qualify as “performance-based compensation,” they may not be fully deductible by us due to the compensation limit imposed by Section 162(m).

The following description is a summary of the material terms of the 2017 Annual Plan but may not contain all the information you may wish to know. We encourage you to review the entire text of the 2017 Annual Plan, which is attached hereto as Appendix B. The Board recommends a stockholder vote FOR approval of the 2017 Annual Plan.

Description of the 2017 Annual Plan

Purpose. The 2017 Annual Plan has been established to advance the interests of the Company by providing for the grant of short-term incentive compensation awards to eligible employees of the Company and its affiliates. As of March 8, 2017, five executive officers would be eligible to participate in the 2017 Annual Plan.

Administration. The 2017 Annual Plan will be administered by the Compensation Committee. The Compensation Committee has authority to interpret the 2017 Annual Plan and awards issued thereunder, to determine eligibility for awards, to determine the terms of and the conditions applicable to any award, and generally to do all things necessary or desirable to administer the Plan. Any interpretation or decision by the Compensation Committee with regard to the 2017 Annual Plan is final and conclusive on all participants.

Eligibility and Participation. Executive officers and other key employees of the Company and its affiliates are eligible to participate in the 2017 Annual Plan. Eligible participants will be selected from time to time by the Compensation Committee to participate in the 2017 Annual Plan. It is the Company’s intention that awards under the 2017 Annual Plan will be made only to those executive officers whose remuneration for the year is expected to be potentially subject to the Section 162(m) deduction limitation.

Performance Criteria. Awards under the 2017 Annual Plan will be made based on, and subject to achieving, a “performance criterion” or “performance criteria” established by the Compensation Committee. “Performance criterion” or “performance criteria” for awards intended to qualify as “performance‑based compensation” for purposes of Section 162(m) of the Code shall mean the objectively determinable measure or objectively determinable measures of performance relating to any or any combination of the following or any derivation of the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or a specified peer group or a select group of companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Compensation Committee specifies, consistent with the requirements of Section 162(m)): (i) sales; revenue; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; network deployment; sales of particular products or services; customer acquisition, expansion and retention; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; licenses or collaborations; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity), or refinancings; transactions that would constitute a change of control; or any combination of the foregoing. Provided that the Compensation Committee has specified at least one performance criterion intended to qualify an award as “performance-based” under Section 162(m), the Compensation Committee may specify other performance goals or criteria as a basis for its exercise of negative discretion with respect to the award. A performance criterion and any related targets need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a participant individually, or to a business unit or division or the Company as a whole.

To the extent consistent with the requirements of Section 162(m), the Compensation Committee may establish in the case of any award intended to qualify as exempt performance‑based compensation under Section 162(m), that one or more of the performance criteria applicable to such award be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, and the cumulative effects of tax on accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the performance period of such award that would affect the applicable performance criteria or payouts. The Compensation Committee will determine whether performance criteria or targets chosen for a particular award have been met.

Payment. A participant will be entitled to payment under an award only if all conditions to payment have been satisfied in accordance with the 2017 Annual Plan and the terms of the award. Following the close of the performance period, the Compensation Committee will determine (and, to the extent required by Section 162(m), certify) whether and to what extent the applicable performance criteria have been satisfied. The Compensation Committee will then determine the actual payment, if any, under each award. The Compensation Committee has the sole and absolute discretion to reduce (including to zero) the actual payment to be made under any award and to make adjustment to awards. Except as otherwise determined by the Compensation Committee, all payments will be made, if at all, no later than March 15 of the calendar year following the calendar year in which the applicable performance period ended, provided that the Compensation Committee may authorize elective deferrals in accordance with the deferral rules of Section 409A of the Code and the regulations thereunder. No payment will be made under an award unless the participant remains employed by the Company on the payment date, except as otherwise provided by the Compensation Committee.

Payment Limits. The maximum payment to any participant under the 2017 Annual Plan for any fiscal year of the Company will in no event exceed $7.5 million.

Recovery of Compensation. Awards under the 2017 Annual Plan will be subject to forfeiture, termination and rescission, and a participant who receives a payment pursuant to the 2017 Annual Plan will be obligated to return to the Company such payment, to the extent provided by the Compensation Committee in connection with a breach by the participant of an award agreement or the 2017 Annual Plan, or any non-competition, non-solicitation, confidentiality or similar covenant or agreement with the Company or any affiliate or an overpayment to the participant of incentive compensation due to inaccurate financial data, including, but not limited to, in accordance with any applicable Company compensation clawback or recoupment policy, or as otherwise required by law, regulation or applicable stock exchange listing standards.

Amendment and Termination. The Compensation Committee may amend the 2017 Annual Plan at any time, provided that no amendment for which Section 162(m) of the Code would require stockholder approval to preserve the eligibility of awards as exempt performance-based compensation will be effective unless approved by the Company’s stockholders. The Compensation Committee may terminate the 2017 Annual Plan at any time.

New Plan Benefits

The Compensation Committee has discretion in establishing the terms of awards under the 2017 Annual Plan, so it is not possible to specify precisely the benefits that executive officers and other eligible employees will be able to earn under the 2017 Annual Plan in the future. No awards have been made under the 2017 Annual Plan subject to stockholder approval.

The Board recommends that

stockholders vote FOR Proposal Number 6.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of shares of Common Stock as of March 1, 2017: (i) individually by the Chief Executive Officer, each of the other executive officers of the Company in 2016 as named in the Summary Compensation Table (the “Named Executive Officers”), and current directors and nominees for director of the Company, (ii) by all executive officers and directors of the Company as a group, and (iii) each person known to the Company as reported on schedules filed with the SEC to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company.

Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner(s)(1)	Shares Owned as of March 1, 2017		Shares Subject to Options Which Are or Will Become Exercisable Prior to April 30, 2017		Total Beneficial Ownership		% of Class(2)
Brian E. Lane	173,073	(3)	241,752	(4)	414,825		1.11%
William George	45,115	(5)	147,770	(6)	192,885		*
Franklin Myers	186,500		0		186,500		*
Trent T. McKenna	41,795	(7)	68,206	(8)	110,001		*
Julie S. Shaeff	31,887	(9)	49,326	(10)	81,213		*
James H. Schultz	73,393		0		73,393		*
Herman E. Bulls	60,602		0		60,602		*
Alan P. Krusi	48,393	(11)	0		48,393		*
Darcy G. Anderson	48,334		0		48,334		*
Constance E. Skidmore	28,393		0		28,393		*
Alfred J. Giardinelli, Jr	23,516		0		23,516		*
Vance W. Tang	22,809	(12)	0		22,809		*
James Mylett	3,861		0		3,861		*
All executive officers and directors as a group (15 persons)	787,671		507,054		1,294,725		3.48%
BlackRock Inc.					4,739,804	(13)	12.73%
55 East 52nd Street
New York, New York 10022
The Vanguard Group, Inc.					3,658,519	(14)	9.82%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

*            Less than 1%.

(1)	Except as noted, the address of each person is c/o Comfort Systems USA, Inc., 675 Bering Drive, Suite 400, Houston, Texas 77057.
(2)	Calculated using total outstanding shares as of March 1, 2017, which was 37,244,839 (excluding 3,878,526 shares held in treasury).
(3)	Includes 22,969 shares of Common Stock issued pursuant to restricted stock grants that remain subject to tenure vesting.
(4)

Includes 11,369 options with an exercise price of $13.15; 19,389 options with an exercise price of $11.00; 19,124 options with an exercise price of $12.46; 21,122 options with an exercise price of $13.87; 54,247 options with an exercise price of $11.21; 44,476 options with an exercise price of $13.86; 39,861 options with an exercise price of $16.15; 23,032 options with an exercise price of $19.67; and 9,135 options with an exercise price of $30.36.

(5)	Includes 14,186 shares of Common Stock issued pursuant to restricted stock grants that remain subject to tenure vesting.
(6)

Includes 3,000 options with an exercise price of $13.15; 13,000 options with an exercise price of $12.46; 19,151 options with an exercise price of $13.87; 36,454 options with an exercise price of $11.21; 29,888 options with an exercise price of $13.86; 26,786 options with an exercise price of $16.15; 14,037 options with an exercise price of $19.67; and 5,456 options with an exercise price of $30.36.

(7)	Includes 8,461 shares of Common Stock issued pursuant to restricted stock grants that remain subject to tenure vesting.
(8)

Includes 3,754 options with an exercise price of $13.87; 20,614 options with an exercise price of $11.21; 16,901 options with an exercise price of $13.86; 15,147 options with an exercise price of $16.15; 8,477 options with an exercise price of $19.67; and 3,313 options with an exercise price of $30.36.

(9)	Includes 5,093 shares of Common Stock issued pursuant to restricted stock grants that remain subject to tenure vesting.
(10)

Includes 3,601 options with an exercise price of $13.15; 5,608 options with an exercise price of $11.00; 5,599 options with an exercise price of $12.46; 5,266 options with an exercise price of $13.87; 2,019 options with an exercise price of $11.21; 10,674 options with an exercise price of $13.86; 9,567 options with an exercise price of $16.15; 5,019 options with an exercise price of $19.67; and 1,973 options with an exercise price of $30.36.

(11)	Includes 48,393 shares of Common Stock held in The Krusi Family Trust for which Mr. Krusi and his spouse are trustees.
(12)	Includes 22,809 shares of Common Stock held in The Tang Living Trust, dated October 3, 2014, for which Mr. Tang and his spouse are trustees.
(13)	The nature of share ownership as of December 31, 2016 is reported in a Schedule 13G/A filed with the SEC on January 12, 2017.
(14)	The nature of share ownership as of December 31, 2016 is reported in a Schedule 13G/A filed with the SEC on February 10, 2017.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (the “CD&A”) provides an overview and analysis of the Company’s executive compensation program and policies, the material compensation decisions made with respect to 2016 compensation, and the material factors considered in making those decisions. The CD&A focuses on the compensation paid to the Named Executive Officers unless noted otherwise. For 2016, the Named Executive Officers are:

Brian E. Lane, President and Chief Executive Officer

William George, Executive Vice President and Chief Financial Officer

James Mylett, Former Senior Vice President—Service*

Trent T. McKenna, Senior Vice President, General Counsel and Secretary

Julie S. Shaeff, Senior Vice President and Chief Accounting Officer

*Mr. Mylett provided notice to the Company on January 9, 2017 of his decision to resign from the Company and terminated employment on February 1, 2017. For more information regarding Mr. Mylett’s resignation, see “Potential Payments on Termination or Change in Control” below.

The Board has delegated to the Compensation Committee (referred to in this section simply as the “Committee”) the duty of designing and overseeing the Company’s executive compensation program. The Committee is comprised entirely of independent (pursuant to NYSE, SEC and Internal Revenue Service rules, and the Company’s own Independence Guidelines) members of the Board. The Company’s executive compensation program is designed to:

•attract, motivate, and retain talented executives so that the Company can achieve its best results and maximize long‑term stockholder return;

•align the long‑term interests of Company executives with the interests of stockholders; and

•pay compensation that is directly tied to the performance of the Company and the Common Stock.

2016 Performance Highlights

To put the Company’s 2016 compensation decisions in context, the following summarizes the Company’s key financial and business results for 2016, a year in which headwinds continued in the market for new construction in the United States. Even with these headwinds, the Company experienced strong performance in 2016:

•Revenue increased to $1.63 billion in 2016 as compared to $1.58 billion in 2015.

•Gross profit increased by $25.9 million, or 8.1%, to $344.0 million in 2016 as compared to 2015.

•The Company reported net income attributable to Comfort Systems USA, Inc. for 2016 of $64.9 million, or $1.72 per diluted share, as compared to $49.4 million, or $1.30 per diluted share, for 2015. For purposes of our 2016 annual incentive plan, our non‑GAAP EPS was also $1.72, as further described below.

•During 2016 the underlying business environment continued to strengthen, especially work opportunities in existing buildings.

As a result of this performance, the Named Executive Officers each received 86% of their respective EPS target award and 95.5% of their respective FCF target award under the corporate financial incentive portion of the Company’s 2016 annual incentive plan, as further described below.

Compensation and Governance Practices

Below we highlight certain of our practices that we consider good governance features of our executive compensation program.

•A majority of each Named Executive Officer’s compensation is at-risk (i.e., variable and not fixed).

•A majority of each Named Executive Officer’s compensation (assuming target performance is achieved, when applicable, and based on grant date values of equity awards) is tied to the Company’s financial performance and growth in stockholder value.

•Forty percent of each Named Executive Officer’s equity awards (assuming target performance is achieved and based on grant date values) are subject to the Company achieving specific performance criteria over a three‑year time horizon.

•Executive officers and directors are subject to stock ownership guidelines.

•The Company has adopted a compensation clawback policy and an anti‑hedging/pledging policy that applies to all executive officers.

•The Committee engages an independent compensation consultant to advise on executive compensation.

Consideration of Stockholder Advisory Vote

In designing the overall executive compensation program, the Committee also values and considers stockholder input. While evaluating the Company’s 2016 executive compensation program, the Committee considered the stockholder advisory vote on the compensation paid to the Named Executive Officers that was taken in 2016. The Committee considered the outcome of that advisory vote—more than 99% in favor—to indicate that the Company’s stockholders generally support the Company’s overall approach to executive compensation and made no changes to our executive compensation program as a result of the vote.

Compensation Philosophy and Objectives

The Committee evaluates each element of the overall executive compensation program to ensure that it helps meet the Committee’s objectives of:

•providing competitive base pay consistent with job scope, experience and related skills;

•linking bonus opportunities to the Company’s performance;

•granting equity compensation at competitive levels, a significant portion of which is performance‑based;

•avoiding unnecessary and imprudent risks; and

•attracting and motivating talented executives and minimizing turnover of senior‑level Company employees, which contributes to the stability and continuity of senior leadership.

Against that backdrop, the Company’s executive compensation program is designed to:

•pay competitive levels of salary and total compensation;

•link executive pay to Company performance by making a significant portion of pay variable and not fixed;

•align the interests of management with the long‑term interests of stockholders; and

•reward long‑term results.

To achieve these objectives, the Committee implements a “pay‑for‑performance” philosophy using the guiding principles that: (i) compensation should be incentive‑driven, with a balanced short‑term and long‑term focus; (ii) a significant portion of pay for executive officers should be “at-risk”; (iii) a significant portion of annual incentive compensation should be tied to the overall performance of the Company; and (iv) a portion of annual incentive compensation should be tied to individual performance criteria.

Role of the Chief Executive Officer

Management, led by the Chief Executive Officer, at least annually makes recommendations to the Committee regarding the establishment and modification of compensation packages for individuals in the Company’s senior management. The Committee considers management’s recommendations during its regularly-scheduled sessions, and may choose to adopt the recommendations or modify them at the Committee’s sole discretion. The Committee is responsible for making all decisions regarding executive compensation.

Independent Compensation Consultant; Use of Market Data

In 2016, the Committee retained Pearl Meyer & Partners (“Pearl Meyer”) to advise the Committee on the design and administration of the Company’s annual incentive plan and to provide a comprehensive analysis of executive compensation survey data and market trends. The Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer is independent in providing executive compensation consulting services. In making this determination, the Committee noted that during 2016:

•Pearl Meyer did not provide any services to the Company or management other than services requested by or with the approval of the Committee, and its services were limited to executive and director compensation consulting. Specifically, Pearl Meyer does not provide, directly or indirectly through affiliates, any non‑executive compensation services, including pension consulting or human resource outsourcing;

•Pearl Meyer maintains a conflicts policy, which was provided to the Committee with specific policies and procedures designed to ensure independence;

•Fees paid to Pearl Meyer by the Company during 2016 were less than 1% of Pearl Meyer’s total revenue;

•None of the Pearl Meyer consultants working on Company matters had any business or personal relationship with Committee members;

•None of the Pearl Meyer consultants working on Company matters (or any consultants at Pearl Meyer) had any business or personal relationship with any executive officer of the Company; and

•None of the Pearl Meyer consultants working on Company matters own Company stock.

The Committee continues to monitor the independence of its compensation consultant on a periodic basis.

During 2016 the Committee consulted with Pearl Meyer regarding the Company’s annual incentive plan design and administration, the Company’s proposed 2017 Omnibus Incentive Plan and 2017 Senior Management Annual Performance Plan, the comprehensive analysis done by Pearl Meyer regarding market trends and the executive compensation survey data provided by Equilar, as described below. In 2013, the Committee engaged Pearl Meyer to provide the Committee with detailed analysis and recommendations on the structure of the Company’s annual incentive plan in terms of design, metrics, and payout opportunities. In 2014, 2015 and 2016, the Committee continued to refine the annual incentive plan based on a number of factors, including Pearl Meyer’s recommendations, market trends in the Company’s industry and general economic conditions.

Peer Group and the Benchmarking Process

ISS Peer Group Companies
Aegion Corporation
Ameresco, Inc.
Meritor, Inc.
The Greenbrier Companies, Inc.
Granite Construction Incorporated
Layne Christensen Company
Sterling Construction Company, Inc.
Barnes Group Inc.
Dycom Industries, Inc.
Great Lakes Dredge & Dock Corporation
MYR Group Inc.
Primoris Services Corporation
Wabash National Corporation

Since 2010, the Committee has also reviewed executive compensation levels annually based on competitive compensation data provided by Equilar, an information services firm with products focusing on analyzing and benchmarking executive and director information. The Committee does not attempt to maintain executive compensation at a pre‑defined percentile, but the Committee does use the comparative data in an effort to be better informed in its compensation‑related decisions.

The Committee believes that, due to the Company’s unique position in its industry, there are no directly comparable companies in the broader market for the purpose of determining appropriate compensation for its Named Executive Officers and, for this reason, does not depend solely on a “peer group” to determine Named Executive Officer compensation. It does, however, review executive compensation against compensation paid to executives holding similar positions in the companies contained in the peer group established for the Company by Institutional Shareholder Services (ISS), which includes the companies listed in the table above. The Committee uses Equilar data from companies included in the ISS peer group to provide a general market review of the reasonableness of Chief Executive Officer and Chief Financial Officer total compensation levels, and the Committee uses a combination of the ISS peer group and Equilar survey data from certain other industry companies to provide a general market review of the reasonableness of total compensation levels for the Senior Vice President—Service, General Counsel and Chief Accounting Officer; however, the Committee does not use the ISS peer group for any other purpose or otherwise formally benchmark the compensation of the Named Executive Officers.

Chief Executive Officer Compensation

Each year, the Committee meets in executive session (i.e., separately from management) to evaluate the Chief Executive Officer’s performance and determine his total compensation. The Committee conducts an assessment of the Chief Executive Officer’s performance as well as an assessment of such other factors as the Company’s performance, individual tenure, position tenure and succession planning, and sets the Chief Executive Officer’s compensation for each year based on the Committee’s assessment of these factors. Although the Committee does not attempt to target the Chief Executive Officer’s compensation at any specific percentile of compensation at similarly-situated companies, the Committee does use the data provided by Equilar as context in reviewing the Company’s overall compensation levels and approving recommended compensation actions. Based on compensation data provided by Equilar, the Chief Executive Officer’s compensation is below the market median when compared to other companies in the Company’s peer group established by ISS (described above).

Elements of Compensation

The Company’s executive compensation program consists of four basic elements:

Compensation Element	Objective	Key Characteristics
Base Salary	• Provide a fixed level of cash compensation for performing day‑to‑day functions	• Levels are evaluated annually by the Committee
	• Attract and retain strong executive talent	• In 2016, base salaries were established based on a number of factors, including advice from Pearl Meyer and analysis of market trends and economic conditions
		
Annual Incentive Plan	• Reward annual financial, operational, and individual performance	• Award targets are established as a percentage of base salary
• Majority of each award is based on objective, pre‑established criteria related to the Company’s EPS performance against target

Long‑term Incentive Awards	• Reward long‑term Company performance	• Awards are provided through a mix of stock options, time‑vesting restricted stock units (“RSUs”), and dollar‑denominated PSUs
	• Encourage focus on growing stockholder value	• Stock options only have value if the price of the Company’s Common Stock increases
	• Align management’s interests with stockholders’ interests	• Dollar‑denominated PSUs are earned based on objective, pre‑established performance measures, including total shareholder return relative to certain comparable companies and EPS performance
	• Encourage retention of key management employees, stability, and continuity of leadership	• Stock options and RSUs are subject to a three‑year vesting schedule; dollar‑denominated PSUs that are earned based on performance cliff vest following the end of a three‑year performance period
		
Benefits	• Attract and retain strong executive talent	• Participation in health, welfare, and retirement benefit plans on the same terms as all employees at the Company’s corporate office
• Provide basic financial stability

While base salaries, together with health and retirement benefits, are designed to provide basic compensation and financial stability to the executives, the purpose of annual incentive compensation is primarily to encourage the executives to focus on the execution of the Company’s business strategy and plan for the current year. Long‑term incentives, granted in the form of equity awards, are designed to align executives’ interests with those of stockholders, incentivize executives to attain longer-term goals and also to encourage them to remain with the Company. Unlike annual incentive compensation, which, as discussed below, tends to focus on more current Company and individual performance, long‑term incentives focus on sustained results and growing stockholder value.

Relative Size of Major Compensation Elements

The combination of base salary, annual incentive awards, and long‑term incentive awards comprise total direct compensation for the Named Executive Officers. In setting executive officer compensation, the Committee considers the aggregate compensation payable to the executive, assuming target performance is achieved, and the form of the compensation. The Committee seeks to achieve the appropriate balance between current cash compensation and incentives for the achievement of both annual and long‑term financial and non‑financial objectives.

Allocation Among Compensation Elements

In 2016, the portion of the Chief Executive Officer’s total compensation (assuming target performance was achieved and, for equity awards, based on grant date values at target) that was at-risk is illustrated as follows:

In 2016, the portion of Messrs. George’s, McKenna’s and Mylett’s and Ms. Shaeff’s total compensation (assuming target performance was achieved and based on grant date values at target) that was at risk is illustrated as follows, based on an average of their respective compensation:

Base Salary

The Committee determines base salary by considering several factors, including: the executive’s individual experience, the executive’s previous job performance and, the executive’s individual skills. Only after weighing these factors does the Committee consider comparable indicators. The Committee uses management’s performance assessments, Company performance, survey data provided by Equilar, ISS peer group data (with respect to the Chief Executive Officer and Chief Financial Officer), and its own analysis of job performance to set each executive’s base salary at least annually. Based on the factors described above, on December 16, 2015, the Committee approved an increase in each Named Executive Officer’s base salary as indicated in the table below.

Named Executive Officer	2015 Base Salary	2016 Base Salary
Brian E. Lane	$585,000	$625,000
William George	$382,000	$400,000
James Mylett	$310,000	$350,000
Trent T. McKenna	$323,000	$340,000
Julie S. Shaeff	$255,000	$270,000

Annual Incentive Plan

The Named Executive Officers are eligible to participate in a cash‑based annual incentive plan and receive incentive bonuses based on actual performance against key business and individual objectives. The annual incentive plan consists of two distinct elements: corporate financial performance (the “Corporate Financial Incentive” portion) and individual performance. In 2016, the principal element of the annual incentive plan rewarded the achievement of earnings‑per‑share (“EPS”) and free cash flow (“FCF”) goals for Messrs. Lane, George and McKenna and Ms. Shaeff, and a combination of EPS, FCF and service growth (service maintenance base growth and service operating income growth) goals for Mr. Mylett (collectively, the “Corporate Financial Incentive”). The Committee continued the use of FCF as a metric under the annual incentive plan because it incentivizes management’s focus on the Company’s cash-flow metrics. The Committee believes that EPS remains an important metric for the Company because it encourages a focus on profitability. The Committee chose to include service growth targets for Mr. Mylett to incentivize him to continue to enhance this part of our business for which he is directly responsible. The second smaller element of the annual incentive plan rewarded the achievement of certain performance metrics individualized for each executive (the “Individual Performance Incentive”). Target annual incentive opportunities for 2016 are summarized in the table below:

	Target Annual Incentive Opportunity as a Percent of Base Salary
Named Executive Officer	Target Corporate Financial Incentive		Target Individual Performance Incentive	Total Target Opportunity (Percent of Base Salary)
Mr. Lane	50%		10%	60%
Mr. George	45%		10%	55%
Mr. Mylett	45	%(1)	10%	55%
Mr. McKenna	32.5%		10%	42.5%
Ms. Shaeff	27.5%		10%	40%

(1)	Mr. Mylett’s Corporate 6Financial Incentive for 2016 at target consisted of 22.5% EPS threshold and 22.5% service growth threshold.

Corporate Financial Incentive Criteria

At the beginning of each year, the Committee sets a threshold for EPS and FCF, a target for EPS and FCF, and a maximum for EPS and FCF for the purposes of the Corporation Financial Incentive portion of the annual incentive plan, as set forth in the table immediately below. For each of the Named Executive Officers other than Mr. Mylett, the EPS portion of the Corporate Financial Incentive represents 70% of the total Corporate Financial Incentive, and the FCF portion of the Corporate Financial Incentive represents 30% of the total Corporate Financial Incentive. If both the EPS and FCF thresholds are not met, no portion of the Corporate Financial Incentive is paid. If only one of the EPS or FCF thresholds is met, then only that portion of the Corporate Financial Incentive is paid. Likewise, for Mr. Mylett, at the beginning of each year, the Committee has set a threshold, a target and a maximum for the service growth performance goal. For Mr. Mylett, the EPS portion of the Corprate Financial Incentive represented 35% of the total Corporate Financial Incentive, the FCF portion of the Corporate Financial Incentive represented 15% of the total Corporate Financial Incentive and the service growth portion of the Corporate Financial Incentive represented 50% of the total Corporate Financial Incentive. Mr. Mylett forfeited his right to receive an annual incentive plan bonus for 2016 at the time he terminated employment with us, as described below. The threshold, target and maximum metrics for each of the corporate goals for 2016 bonuses were:

2016 Corporate Financial Incentive Criteria

EPS			FCF			Service Maintenance Base Growth			Service Operating Income Growth
Threshold	Target	Max	Threshold	Target	Max	Threshold	Target	Max	Threshold	Target	Max
$ 1.04	$ 1.36	$ 2.36	$39.5M	$51.6M	$89.7M	2.5%	5.4%	15%	5%	10.8%	30%

The Committee establishes short‑term incentive levels among the Named Executive Officers by assigning certain base salary percentages to each EPS and FCF level, or in the case of Mr. Mylett, by assigning certain base salary percentages to each EPS and FCF level and each service growth level. Once set, the Committee has never previously adjusted the assigned base salary percentages, the EPS levels, the FCF levels or, in the case of Mr. Mylett, the service growth levels, during the year; however, the Committee annually reserves the right to adjust these percentages if it believes that an adjustment is in the best interests of the Company. For the purpose of determining incentive compensation, (i) EPS is calculated from the Company’s audited financial statements for the year ended December 31, 2016 in accordance with GAAP, except that it does not take into account: (A) goodwill impairment; (B) write‑off of debt costs; (C) restructuring charges; (D) any cumulative effect of a change in accounting principles; and (E) any other unusual or non‑recurring items as determined by the Committee, and (ii) FCF is calculated by excluding certain items related to acquisitions or sales of businesses less customary capital expenditures plus the proceeds from asset sales. For a discussion of how we calculate FCF, see the “Liquidity and Capital Resources” section of our Annual Report on Form 10‑K for the year ended December 31, 2016.

For 2016, the base salary percentages for each Corporate Financial Incentive are set forth in the table below. For performance between threshold, target and maximum levels, the amount that is earned is determined on a straight-line basis.

2016 Corporate Financial Incentive Levels

		EPS Incentive Award Levels (as a % of Base Salary)			FCF Incentive Award Levels (as a % of Base Salary)			Service Growth Award Levels (as a % of Base Salary)
Named Executive Officer	Base Salary	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. Lane	$625,000	14%	35%	105%	6%	15%	45%	—	—	—
Mr. George	$400,000	12.6%	31.5%	94.5%	5.4%	13.5%	40.5%	—	—	—
Mr. Mylett	$350,000	6.3%	15.75%	47.25%	2.7%	6.75%	20.25%	9%	22.5%	67.5%
Mr. McKenna	$340,000	9.1%	22.75%	68.25%	3.9%	9.75%	29.25%	—	—	—
Ms. Shaeff	$270,000	7.7%	19.25%	57.75%	3.3%	8.25%	24.75%	—	—	—

In setting the EPS and FCF threshold, target and maximum levels, the Committee reviews management’s recommendations and then considers the Company’s historical financial performance as well as projections for the industry and other competing companies’ historical financial performance and projections. The Committee strives to set EPS and FCF at levels that are aggressive but attainable with the intention that the Named Executive Officers will be encouraged to strive for continued improvement in Company performance, ultimately benefiting the Company’s stockholders, and to continue those efforts even after the EPS and/or FCF thresholds have been met. The Committee believes that the added value the Company and its stockholders benefit from the Company’s achievement of EPS and/or FCF above the EPS or FCF thresholds is sufficient to justify the proportionate increases in amounts paid to the Named Executive Officers. To determine the assigned base salary percentages for each Named Executive Officer, in addition to historical and projected Company financial performance, the Committee considers the degree to which a Named Executive Officer’s efforts and job function are expected to influence and contribute to the Company’s financial performance. After assigning threshold, target and maximum percentages to each Named Executive Officer, the Committee then uses data provided by Equilar and ISS peer group data (with respect to the Chief Executive Officer and Chief Financial Officer), to assess the reasonableness of such assigned levels. The Committee did not adjust the base salary percentages for any Named Executive Officer in 2016.

In setting the service growth threshold, target and maximum levels for Mr. Mylett, the Committee reviewed management’s recommendations and then considered the Company’s historical service performance in addition to service growth performance disclosure of competing companies. When setting targets for service maintenance base growth and service operating income growth, the Committee strives to set aggressive but achievable goals that will align management’s incentives with the Company’s continued improvement in service performance. To determine the assigned percentages for Mr. Mylett, the Committee considered a number of factors, including historical and projected service maintenance base growth and service operating income growth and the degree to which the Committee believed Mr. Mylett’s efforts were expected to influence and contribute to the success of the Company’s service growth.

The Company’s EPS and FCF for calculating incentive compensation achievement levels for 2016 was $1.72 and $69.0 million, respectively. The amounts earned by each of the Named Executive Officers, other than Mr. Mylett, in respect of the Corporate Financial Incentives under the annual incentive plan in 2016 are summarized in the table below.

2016 Corporate Financial Incentive Achievement Levels

						Corporate
						Financial
		EPS Incentive Award		FCF Incentive Award		Incentive	Corporate
		Achievement		Achievement		Awarded	Financial
		(as a % of		(as a % of		(as a % of	Incentive
	Base	Base		Base		Base	Awarded
Named Executive Officer	Salary	Salary)	(in dollars)	Salary)	(in dollars)	Salary)	(in dollars)
Mr. Lane	$625,000	60.2%	$376,250	28.7%	$179,156	88.9%	$555,406
Mr. George	$400,000	54.2%	$216,720	25.8%	$103,140	80.0%	$319,914
Mr. McKenna	$340,000	39.1%	$133,042	18.6%	$63,349	57.8%	$196,391
Ms. Shaeff	$270,000	33.1%	$89,397	15.8%	$42,567	48.9%	$131,964

Individual Performance Incentive

In addition to and independent of the Corporate Financial Incentive portion of the annual incentive plan, each executive is eligible to receive annual incentive compensation based on certain individual strategic objectives that relate to the executive’s achievement of established quantitative strategic goals (the Individual Performance Incentive).

At the beginning of each year, each Named Executive Officer, including the Chief Executive Officer, identifies individual performance goals and objectives for the upcoming year. Each Named Executive Officer’s individual performance goals are discussed and identified in consultation with the Chief Executive Officer, in the case of Messrs. George, Mylett and McKenna, with the Chief Financial Officer in the case of Ms. Shaeff, and with the

Compensation Committee in the case of Mr. Lane. These goals and objectives vary depending on the roles and responsibilities for each Named Executive Officer. For 2016, specific goals for each Named Executive Officer included:

Executive	2016 Individual Performance Goals
Brian E. Lane	•	Grow acquired revenue
	•	Attend Board-approved trainings
	•	Improve Company‑wide employee safety measure(1)
William George	•	Increase operating income for EAS
	•	Grow acquired revenue
	•	Improve Company‑wide employee safety measure(1)
James Mylett	•	Grow strategic accounts revenue
	•	Attend project manager academy
	•	Improve Company‑wide employee safety measure(1)
Trent McKenna	•	Information technology strategic initiatives
	•	Litigation management strategic initiatives
	•	Improve Company‑wide employee safety measure(1)
Julie Shaeff	•	Complete diagnostic phase of the implementation of new revenue recognition standard
	•	Achieve 2016 target initiatives for ERP strategy
	•	Improve Company‑wide employee safety measure(1)

(1)

The Company‑wide employee safety measure tracks the OSHA Recordable Incident Rate (“ORIR”), which is a nationally-recognized metric that tracks all injuries serious enough to require OSHA documentation (i.e., those that result in medical treatment, restricted duty or lost time). In addition to the ORIR performance metric, the Named Executive Officers are required to attend safety training classes on an annual basis. No safety incentive is payable to the Named Executive Officers if there is a work‑related fatality of a Company employee during the year. The Company has also recently adopted the Lost Time Incident Rate (“LTIR”) in light of OSHA guidance, which tracks all injuries serious enough to require documentation of lost time. Starting in 2017, the Company will track the LTIR for purposes of this Company-wide employee safety measure in place of the ORIR.

Each of the Named Executive Officers’ individual performance goals is quantifiable and is composed of four levels of attainment: Minimum (25% attainment), Meets (50% attainment), Exceeds (75% attainment) and Significantly Exceeds (100% attainment). The goals are measured on a scale of 0‑200% and are weighted to reflect each goal’s strategic importance.

The Chief Executive Officer and the General Counsel present a summary evaluation of the level of achievement of these goals to the Committee the following year. In addition, each Named Executive Officer receives performance feedback from his or her direct supervisor throughout the year and a formal performance review at the end of each year, at which time the Named Executive Officer and his or her direct supervisor will evaluate the executive’s satisfaction of the individual performance goals.

In executive session, the Committee reviews and discusses its evaluation of Mr. Lane’s performance over the past year and the performance summaries for each other Named Executive Officer. The Committee also considers significant individual contributions beyond established goals and each executive’s overall effectiveness. In the Committee’s sole discretion, based on its evaluation of these factors, the Committee then grades each executive’s attainment of individual performance goals to determine the Named Executive Officer’s final Individual Performance Score. For 2016, the Individual Performance Incentive for each of the Named Executive Officers, other than Mr. Mylett, is set forth below:

2016 Individual Performance Incentive Determination

						Individual
		Individual Performance				Performance	Individual
		Incentive Opportunity			Individual	Incentive	Performance
	Base	(as a % of Base Salary)			Performance	(as a % of	Incentive
Named Executive Officer	Salary	Threshold	Target	Maximum	Score	Base Salary)	(in dollars)
Mr. Lane	$625,000	1%	10%	20%	188.8%	18.88%	$118,000
Mr. George	$400,000	1%	10%	20%	140.0%	14.00%	$56,000
Mr. McKenna	$340,000	1%	10%	20%	150.5%	15.05%	$51,170
Ms. Shaeff	$270,000	1%	10%	20%	173.0%	17.30%	$46,710

The Committee believes that corporate financial measures such as EPS, when joined together with an additional component to reflect individual achievement, are appropriate measures for determining annual incentive compensation. This two‑part framework provides the Named Executive Officers with incentives to both achieve favorable results and sustain long‑term growth for the Company, yet maintains the Committee’s flexibility to reward outstanding individual performance.

Long‑term Incentives

In 2016, long‑term incentive (“LTI”) grants provided by the Company consisted of (i) stock options, (ii) RSUs, and (iii) PSUs, which are denominated in dollar amounts but, once earned, are settled in shares of Common Stock based on the market value of the Company’s Common Stock following the end of the applicable performance period. The Committee designs the nature and distribution of its LTI awards to encourage both performance and retention and balance the performance compensation between the Company’s performance relative to certain comparable companies, the Company’s ongoing profitability, and the performance of the Company’s Common Stock. The Committee believes that these awards promote a long‑term view and further align the executives’ interests with those of our stockholders. The Committee adopted the current structure for LTI awards in 2012 based, in part, on input from Pearl Meyer.

Award Type	Description	Alignment with and Key Benefits to Stockholders
Stock Options	•30% of total LTI grant value
	•Vest ratably over three years	•Inherently performance‑based
	•Exercise price equal to the closing price on date of grant	•Value contingent upon positive stock price performance
	•No value to the executive unless stock price increases after the date of grant	•10‑year term encourages a focus on longer‑term performance

Restricted Stock Units (RSUs)	•30% of total LTI grant value	•Value partially dependent upon stock price performance
	•Vest ratably over three years	•Enhances retention of executive talent
•Encourages long‑term stock ownership

Performance Stock Units (PSUs)	•40% of total LTI grant value (assuming target performance)	•Performance‑contingent
	•Vest following the end of a three‑year performance period contingent upon achievement of certain levels of performance	•Enforces Company performance (EPS) to ensure focus on sustainable year‑over‑year profitability
	•Dollar‑denominated awards •Settled in shares based upon stock price following the end of the performance period	•Enforces performance on a relative basis (TSR) to ensure focus on producing stockholder returns in excess of those for our peers
•Performance based upon:
•EPS performance against budget (50%)
•TSR performance against peers (50%)

The Committee believes that LTI compensation should be correlated with salary and short‑term incentive compensation. As such, the Committee uses a percentage of each Named Executive Officer’s base salary to determine the total dollar amount of the award of LTI compensation to be granted to that Named Executive Officer each year, based on grant date values and, for PSUs, assuming target performance is achieved. The Committee determines these percentage levels by analyzing each Named Executive Officer’s tenure, responsibilities and professional experience and recommendations from Pearl Meyer based on market survey data as described above. For 2016, the following percentage of base salary was used for each Named Executive Officer to determine the grant date value of LTI awards: for Mr. Lane, 150% of base salary; for Mr. George, 140% of base salary; for Mr. Mylett, 100% of base salary; for Mr. McKenna, 100% of base salary; and for Ms. Shaeff, 75% of base salary.

Once each Named Executive Officer’s total grant value is determined, the number of RSUs and stock options and the value of PSUs is determined. The number of RSUs granted is determined by dividing the total dollar amount of the RSUs to be granted by the closing price of the Company’s stock on the date of grant. The number of stock options to be granted is determined by dividing the total dollar amount of the stock options to be granted by the estimated value of the options on the date of grant using a Black‑Scholes model. PSUs are denominated in dollars.

As an illustration, Mr. Lane’s 2016 award of LTI compensation was calculated as follows:

Total Amount of Award:  150% of base salary of $625,000 equals $937,500.

RSUs Awarded:  30% of $937,500 equals $281,250 in value of RSUs. $281,250 divided by $30.36 (the closing price of the Company’s Common Stock on the date of grant) equals 9,263 RSUs.

Stock Options Awarded:  30% of $937,500 equals $281,250 in value of stock options. $281,250 divided by approximately $10.26 (the approximate value of the stock options on the date of grant using a Black‑Scholes valuation model) equals 27,407 stock options.

PSUs Awarded:  40% of $937,500 equals $375,000 in value of PSUs.

The table below sets forth the 2016 LTI compensation awards for each of the Named Executive Officers:

Named Executive Officer	Base Salary	Salary Multiplier for Calculating Plan Awards	Number of Stock Options Awarded	Number of RSUs Awarded	Dollar Value of PSUs Awarded (at target)	Value of Awards under Plan (at target)
Mr. Lane	$625,000	150%	27,407	9,263	$375,000	$937,500
Mr. George	$400,000	140%	16,371	5,533	$224,000	$560,000
Mr. Mylett	$350,000	100%	10,232	3,458	$140,000	$350,000
Mr. McKenna	$340,000	100%	9,939	3,359	$136,000	$340,000
Ms. Shaeff	$270,000	75%	5,920	2,000	$81,000	$202,500

PSU Design

Upon vesting, PSUs will be settled by delivering Named Executive Officers shares of the Company’s stock, with the number of such shares determined by dividing the dollar denomination of vested PSUs (which may be up to 200% of the original dollar denomination of such PSUs) by the market value of the Company’s stock following the end of the applicable three-year performance period. PSUs are earned based on the two metrics set forth in the table below, both of which are measured over a three‑year performance period, and earned PSUs vest in full upon certification of the performance metrics by the Compensation Committee following the end of the applicable three-year performance period, subject to continued employment through the end of the three-year performance period:

Performance Measure	Measurement	Percentage of Performance Award Subject to Measure
Earnings Per Share	Company’s actual EPS performance relative to budgeted EPS performance	50%
Relative Total Shareholder Return	Company’s performance relative to identified peer group*	50%

*             For purposes of measuring the Company’s relative total shareholder return for awards granted in 2016, the identified group of comparable companies consists of: Matrix Service Company; Primoris Services Corporation; Tutor Perini Corporation; Stantec Inc.; Dycom Industries Inc.; MasTec, Inc.; Sterling

Construction, Inc.; EMCOR Group Inc.; MYR Group, Inc.; Quanta Services, Inc.; Tetra Tech Inc.; Great Lakes Dredge & Dock Corporation; Granite Construction Incorporated; Layne Christensen Company; and NCI Building Systems Inc. Based on industry analysis and conversations with financial analysts, the Company believes these companies are the most likely to compete with the Company for investment by institutional investors. This peer group is not used for benchmarking the compensation of the Company’s Named Executive Officers.

EPS:  The EPS measure compares the Company’s actual EPS performance against its budgeted EPS performance over a three‑year performance period. For each year in the performance period, the Company’s actual EPS performance is compared against the budgeted EPS and expressed as a percentage. The EPS percentages for each of the three years in the performance period are then averaged together to determine the final performance measure upon which the payout, if any, will be earned by the Named Executive Officers.

Relative Total Shareholder Return (“TSR”):  The relative TSR measure compares the Company’s TSR to the TSR of an identified peer group and payouts are determined by the Company’s rank relative to others in the group. For each year in the three‑year performance period, TSR is calculated by determining the difference between the average closing price of a company’s common stock during the first 30 consecutive days of the year and the last 30 consecutive days of the year. The calculation assumes that dividends are reinvested in additional shares. The Company’s TSR is then compared against the TSR for other companies in the group and assigned a percentile ranking. The Company’s TSR percentile ranking for each of the three years in the performance period are then averaged together to determine the final percentile ranking upon which the payout, if any, will be earned by the Named Executive Officers.

The following chart shows the range of potential settlement of the PSUs based on the two performance measures, as a percentage of the target amount. The potential settlements range from 0% to 200% of the target award amount.

	Relative TSR		EPS
	Percentage of		Percentage of
Performance Level	Target Earned	Performance Measure	Target Earned	Performance Measure
Maximum	200%	75th Percentile or Above	200%	120% of Target or Higher
Target	100%	50th Percentile	100%	100% of Target
Threshold	50%	25th Percentile	25%	70% of Target
Below Threshold	0%	Below 25th Percentile	0%	Below 70% of Target

PSU Awards Vesting in 2015 and 2016

PSU awards granted in 2013 with respect to the 2013‑2015 performance period were settled in early 2016. The following table shows the EPS and TSR levels achieved over such awards’ three‑year performance period and the payout factor for these awards:

	2013	2014	2015	3 Year Average	Payout factor
EPS	192%	83%	178%	151%	2.00x
TSR	79%	36%	93%	69%	1.76x

PSU awards granted in 2014 with respect to the 2014‑2016 performance period were settled in early 2017. The following table shows the EPS and TSR levels achieved over such awards’ three‑year performance period and the payout factor. The difference in TSR achievement percentages from the PSU awards granted in 2013 for the years 2014 and 2015 are due to adjustments in the TSR peer group used for the 2013 grants and the 2014 grants, respectively:

	2014	2015	2016	3 Year Average	Payout factor
EPS	83%	178%	126%	129%	2.00x
TSR	33%	93%	20%	49%	0.98x

Health and Retirement Benefits

The Company’s health and retirement plans include medical, dental, life, disability and accidental death and dismemberment coverage, and eligibility to participate in the Company’s 401(k) retirement plan. The Company’s benefit programs are designed to be competitive with other similarly-sized and -situated companies. The plans offered to executive officers are offered through broad‑based plans applicable to all full-time employees. Under the Company’s 401(k) retirement plan, the Company matches an employee’s pre‑tax contributions to the plan at a rate of 50% of up to 5% of an employee’s annual pay or up to the maximum allowed contribution pursuant to the Code.

Perquisites

The Company generally does not provide perquisites to the Named Executive Officers that are not provided to other employees. However, the Named Executive Officers are beneficiaries of increased levels of disability coverage that are only available to senior executives of the Company. The Company pays these increased premiums on behalf of the executives.

Rule of 75

The Company’s LTI awards are issued subject to the Rule of 75, which provides that if an executive retires from the Company at a time when the sum of his or her age and his or her years of service at the Company is greater than or equal to 75, then upon the executive’s retirement, the executive will have been deemed to have satisfied the continuous employment requirement for any equity grant to vest. Pursuant to the Rule of 75, all performance-based equity grants will continue to vest only if the applicable performance measures are satisfied, but the requirement that the executive be employed by the Company at the time of vesting will be deemed to be satisfied. None of the Named Executive Officers had satisfied the Rule of 75 as of December 31, 2016.

Change in Control and Severance Benefits

The Company’s Named Executive Officers and other members of senior management serve as at‑will employees of the Company without any guaranteed period of employment. However, the Committee believes that a senior executive severance policy paired with change in control agreements provide appropriate protections to attract and retain qualified and talented individuals to serve as the Company’s executive officers, permit the Company’s executive officers to focus fully on improving the Company’s operations and long‑term success, and protect stockholder value by providing continuity of management during a transition period. The severance and change in control benefits are intended to be set at market-competitive levels and help ensure that the Company can attract and retain talented executives. These benefits also help ensure that senior executives remain focused on maximizing stockholder value in the context of an actual or potential transaction that might result in the loss or the diminution of their current positions. The Company believes that these benefits are reasonable and ultimately benefit stockholders. The Company previously provided executives with so‑called Section 280G gross‑ups, but in 2013 decided to not offer this type of benefit on a go-forward basis with respect to newly-hired executive officers. The executive severance policy and change in control agreements are more fully described below under “Potential Payments Upon Termination or Change in Control.”

Use of Tally Sheets

The Committee routinely uses tally sheets to assist it in analyzing the Named Executive Officers’ total compensation. Tally sheets provide the Committee with information about the following components of compensation paid over the preceding three‑year period: cash compensation, including salary and annual incentive compensation, and LTI compensation. These tally sheets also provide the estimated amounts payable in the event of a voluntary or involuntary separation from service, death or disability, or a change in control resulting in termination of employment. The Committee also reviews information regarding LTI awards, including statistics on share usage, analysis of current exercise values of outstanding option grants and current values of RSU and PSU awards, and a summary of current and past performance results.

Stock Ownership Guidelines

The Company’s stock ownership guidelines require that within three years of being appointed as an executive officer, or being promoted to such a position, an executive is required to beneficially own Common Stock, which includes all outstanding vested and unvested stock options and stock, having a market value or cost basis, whichever is higher, equal to at least the following multiple of his or her base salary (for purposes of calculating this multiple, the actual compensation expense incurred by the Company related to the equity grant is used only if it is greater than the current market value of the equity grant):

Level	Base Salary Multiple
Chief Executive Officer	5
Chief Operating Officer	3
Chief Financial Officer	3
Senior Vice President—Service	2
General Counsel	2
Chief Accounting Officer	1

As of December 31, 2016, each of the executive officers was in compliance with the stock ownership guidelines.

Executive Compensation Recovery Policy

The Company’s executive compensation recovery, or “clawback,” policy provides that, to the extent permitted by applicable law, the Board may seek to recoup—or “claw back”—any cash compensation paid to executive officers and certain other officers identified by the Board where the payment was predicated upon the achievement of certain financial results that were satisfied based upon such officer’s intentional fraudulent or illegal conduct. The Board has the sole discretion to determine whether the officer’s conduct has or has not met any particular standard of conduct. The Board may, in its sole discretion after considering the best interests of the Company, determine not to recover such payment. In the event that a restatement of the Company’s financial statements is required, the Company will seek to recover any compensation received by the Chief Executive Officer and Chief Financial Officer that is required to be recovered by Section 304 of the Sarbanes‑Oxley Act of 2002.

Anti‑Hedging/Pledging Policy

We prohibit our directors and executive officers from hedging their ownership of the Company’s stock, including trading in options, puts, calls, or other derivative instruments related to Company stock or debt. Directors and executive officers are prohibited from purchasing the Company’s stock on margin, borrowing against the Company’s stock held in a margin account, or pledging the Company’s stock as collateral for a loan.

Risk Considerations in our Compensation Policies

The Committee regularly reviews our various compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company or our stockholders. In reaching this conclusion, the Committee considered the following: (i) balanced performance targets; (ii) the Company’s “clawback” policy; (iii) the Company’s required stock ownership guidelines; (iv) EPS performance metrics that are uniformly applied to all senior executives; (v) three‑year vesting periods for LTI compensation; and (vi) the Company’s anti‑hedging/pledging policy.

Impact of Accounting and Tax Treatment on Compensation

Section 162(m) generally disallows a tax deduction for any publicly‑held corporation for individual compensation exceeding $1 million in any taxable year for a company’s chief executive officer and three most most-highly paid executive officers, other than its chief financial officer, unless compensation qualifies as performance‑based under such section. The Committee takes into consideration the potential deductibility of the compensation payable under our plans as one of the factors to be considered when establishing the Company’s executive compensation program and are asking our stockholders to approve the 2017 Omnibus Incentive Plan and 2017 Senior Management Annual Performance Plan consistent with the performance-based compensation exemption. However, the Compensation Committee believes that its primary responsibility is the Company’s success. Accordingly, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions, in whole or in part, under Section 162(m) or that may otherwise be limited as to tax deductibility.

The Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. If accounting standards change, the Company may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Summary of Executive Compensation

The following table includes information regarding the compensation paid or awarded to or earned by the Named Executive Officers for each of 2016, 2015 and 2014. For more information about the components of total compensation for 2016, please refer to the following subsections of the CD&A:

•“Base Salary” for information about salary;

•“Annual Incentive Plan” for information about short‑term incentives;

•“Long‑term Incentives” for information about equity grants; and

•“Health and Retirement Benefits” and “Perquisites” for information about other compensation.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non‑Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Brian E. Lane,	2016	$625,000	$0		$656,225	$281,196	$673,406	$10,247	$2,246,074
President and Chief	2015	$585,000	$0		$614,244	$218,683	$880,425	$10,156	$2,308,508
Executive Officer	2014	$515,000	$0		$540,753	$248,733	$161,725	$9,729	$1,475,940
William George,	2016	$400,000	$0		$391,982	$167,967	$375,914	$8,246	$1,344,109
Executive Vice President	2015	$382,000	$0		$374,368	$133,278	$582,894	$8,234	$1,480,774
and Chief Financial Officer	2014	$370,800	$0		$363,382	$167,145	$151,557	$7,882	$1,060,766
James Mylett,	2016	$350,000	$0		$244,985	$104,980	$0	$7,868	$707,833
Former Senior Vice President—	2015	$310,000	$0		$217,000	$77,258	$378,572	$7,787	$990,617
Service	2014	$300,000	$200,000	(1)	$210,004	$96,595	$0	$7,730	$814,329
Trent T. McKenna,	2016	$340,000	$0		$237,979	$101,974	$247,561	$7,628	$935,142
Senior Vice President,	2015	$323,000	$0		$226,094	$80,499	$296,643	$7,621	$933,857
General Counsel, and Secretary	2014	$293,550	$0		$205,486	$94,517	$72,006	$7,585	$673,144
Julie S. Shaeff,	2016	$270,000	$0		$141,720	$60,739	$178,674	$7,887	$659,020
Senior Vice President and	2015	$255,000	$0		$133,877	$47,665	$228,455	$7,839	$672,836
Chief Accounting Officer	2014	$247,200	$0		$129,781	$59,698	$60,637	$7,604	$504,920

(1)

Represents a guaranteed bonus paid to Mr. Mylett. Under Mr. Mylett’s offer of employment with the Company he was entitled to a guaranteed bonus of $200,000 for 2014 and 2015, if his annual incentive plan award in such year was less than $200,000.

(2)

Reflects the aggregate grant date fair value of PSUs and RSUs granted to the Named Executive Officers in the applicable year, excluding the effect of estimated forfeitures. The aggregate grant date fair value of the stock awards was computed in accordance with FASB ASC Topic 718. See Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10‑K for the year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating the value of these awards. For these purposes, the grant date fair value of the performance awards is computed based on performance at the target level, the probable outcome of the performance conditions as of the date of grant. The aggregate grant date fair value will likely vary from the actual amount the Named Executive Officers receive based on a number of factors, including stock price fluctuations and variances from valuation assumptions.

The PSUs are denominated in dollars and, to the extent earned, will be settled in the Company’s Common Stock based on the market value of the Company’s Common Stock following the applicable performance period. PSUs are earned if, and to the degree that, the Company meets certain objective, pre‑established performance measures relating to total shareholder return compared to certain comparable companies and EPS performance. The aggregate grant date fair value of the PSUs granted during 2016, assuming achievement of the highest level of performance, was $750,000 for Mr. Lane, $448,000 for Mr. George, $280,000 for Mr. Mylett, $272,000 for Mr. McKenna, and $162,000 for Ms. Shaeff.

The RSUs are scheduled to vest in over three years, subject to the Named Executive Officer’s continued employment with the Company and are subject to forfeiture in certain circumstances. Mr. Mylett forfeited his PSUs and RSUs granted in 2016 in connection with his termination of employment on February 1, 2017.

For more information on the RSUs and PSUs granted to Named Executive Officers during 2016, see the subsection of the CD&A titled “Long‑term Incentives” and the Grants of Plan‑Based Awards table and footnotes.

(3)

Reflects the aggregate grant date fair value of the stock options granted to the Named Executive Officers in the applicable year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10‑K  for the year ended December 31, 2016 for a discussion of the relevant assumptions made in valuing these awards. The aggregate grant date fair value will likely vary from the actual amount the Named Executive Officers receive based on a number of factors, including stock price fluctuations, timing of sale, and variances from valuation assumptions. Mr. Mylett forfeited his stock options granted in 2016 in connection with his termination of employment on February 1, 2017.

For more information on the stock options granted to Named Executive Officers during 2016, see the subsection of the CD&A titled “Long‑term Incentives” and the Grants of Plan‑Based Awards table and related footnotes.

(4)

Reflects annual incentive plan awards earned based upon the satisfaction of specified performance criteria. For more information on the incentive compensation paid to Named Executive Officers for 2016, see the subsection of the CD&A titled “Annual Incentive Plan.”

(5)	Reflects the following amounts:
	401(k) Match	Executive Disability & Group Term Life(1)	Fitness(2)
Brian E. Lane	$6,500	$3,507	$240
William George	$6,500	$1,506	$240
James Mylett	$6,500	$1,368	$0
Trent T. McKenna	$6,500	$888	$240
Julie S. Shaeff	$6,500	$1,147	$240

(1)	Reflects group term life insurance and disability premiums paid by the Company on behalf of each of the Named Executive Officers.
(2)	Reflects reimbursement of health‑club dues pursuant to a wellness plan available to all employees in the Company’s corporate headquarters.

Grants of Plan‑Based Awards

The following table provides information concerning awards under the Company’s annual incentive plan and equity incentive plan during 2016. For further information related to grants of plan‑based awards, see the section of the CD&A titled “Annual Incentive Plan” and the section of the CD&A titled “Long‑term Incentives.”

									All Other	All Other
									Stock	Option		Grant Date
									Awards:	Awards:	Exercise	Fair Value
		Date of	Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	of Stock
		Compensation	Under Non‑Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	and
		Committee	Plan Awards(2)			Plan Awards(3)			Stock or	Underlying	Option	Option
	Grant	or Board	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date(1)	Action	($)	($)	($)	($)	($)	($)	(#)(4)	(#)	($/Sh)	($)(5)
Brian E. Lane	1/1/16	12/16/15	$131,250	$375,000	$1,062,500	—	—	—	—	—	—	—
	3/23/16	3/23/16	—	—	—	$46,875	$375,000	$750,000	—	—	—	$375,000
	3/23/16	3/23/16	—	—	—	—	—	—	9,263	—	—	$281,225
	3/23/16	3/23/16	—	—	—	—	—	—	—	27,407	$30.36	$281,196
William George	1/1/16	12/16/15	$76,000	$220,000	$620,000	—	—	—	—	—	—	—
	3/23/16	3/23/16	—	—	—	$28,000	$224,000	$448,000	—	—	—	$224,000
	3/23/16	3/23/16	—	—	—	—	—	—	5,533	—	—	$167,982
	3/23/16	3/23/16	—	—	—	—	—	—	—	16,371	$30.36	$167,967
James Mylett	1/1/16	12/16/15	$66,500	$192,500	$542,500	—	—	—	—	—	—	—
	3/23/16	3/23/16	—	—	—	$17,500	$140,000	$280,000	—	—	—	$140,000
	3/23/16	3/23/16	—	—	—	—	—	—	3,458	—	—	$104,985
	3/23/16	3/23/16	—	—	—	—	—	—	—	10,232	$30.36	$104,980
Trent T. McKenna	1/1/16	12/16/15	$47,600	$144,500	$399,500	—	—	—	—	—	—	—
	3/23/16	3/23/16	—	—	—	$17,000	$136,000	$272,000	—	—	—	$136,000
	3/23/16	3/23/16	—	—	—	—	—	—	3,359	—	—	$101,979
	3/23/16	3/23/16	—	—	—	—	—	—	—	9,939	$30.36	$101,974
Julie S. Shaeff	1/1/16	12/16/15	$32,400	$101,250	$276,750	—	—	—	—	—	—	—
	3/23/16	3/23/16	—	—	—	$10,125	$81,000	$162,000	—	—	—	$81,000
	3/23/16	3/23/16	—	—	—	—	—	—	2,000	—	—	$60,720
	3/23/16	3/23/16	—	—	—	—	—	—	—	5,920	$30.36	$60,739

(1)	For purposes of this column, the grant date for the non‑equity incentive plan awards is the date the performance period began.
(2)

Reflects amounts payable under 2016 annual incentive plan awards based on individual and Company performance for 2016, which are described in greater detail in the subsection of the CD&A titled “Annual Incentive Plan.” For purposes of this table, it is assumed that each executive realizes 10% of the Individual Performance Incentive at threshold, 100% at target, and 200% at maximum.

(3)

Reflects amounts payable under PSUs based on the satisfaction of Company performance targets granted as part of each Named Executive Officer’s 2016 LTI award. The threshold amount is calculated based on the minimum amount that a recipient could earn if eligible for any portion of the PSUs to be paid and settled. For additional information about the Company’s LTI awards, see footnote 2 of the Summary Compensation Table and the subsection of the CD&A titled “Long‑term Incentives.”

(4)	Reflects RSUs granted as part of each Named Executive Officer’s 2016 LTI awards.
(5)

Reflects the grant date fair value of awards, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For the PSUs, the value is the value at the grant date based on the probable outcome of the performance conditions. For a discussion of valuation assumptions, see Note 14 to our consolidated financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2016.

Equity Awards

As discussed in further detail above, each of the Named Executive Officers was granted stock options, RSUs and PSUs in 2016. The stock options and RSUs granted to the Named Executive Officers vest ratably in equal annual installments over three years and PSUs are earned based on the achievement of the relative TSR and EPS performance metrics and cliff vest after three years, in each case, subject to the Named Executive Officer’s continued employment with the Company.

Outstanding Equity Awards at Year‑End

The following table provides information concerning unexercised stock options, unvested RSUs and unvested dollar‑denominated PSUs held at December 31, 2016.

	Option Awards
							Number of
						Market	Unearned	Market or
		Number of			Number of	Value of	Shares,	Payout Value of
	Number of	Securities			Shares or	Shares or	Units or	Unearned
	Securities	Underlying			Units of	Units of	Other Rights	Shares, Units
	Underlying	Unexercised	Option		Stock that	Stock that	that	or Other
	Unexercised	Options (#)	Exercise	Option	Have Not	Have Not	Have Not	Rights that
	Options (#)	Unexercisable	Price	Expiration	Vested	Vested	Vested	Have Not
Name	Exercisable	(1)	($)	Date	(#)(2)	($)(3)	(#)(4)	Vested($)(5)
Brian E. Lane	11,369		$13.15	3/26/2018
	19,389		$11.00	3/26/2019
	19,124		$12.46	3/25/2020
	21,122		$13.87	3/24/2021
	54,247		$11.21	3/26/2022
	44,476		$13.86	3/20/2023
	26,571	13,290	$16.15	3/19/2024
	11,515	23,032	$19.67	3/25/2025
		27,407	$30.36	3/23/2026
					22,969	$764,868
					13,815	$460,067
							21,081	$702,000
							22,522	$750,000
William George	3,000		$13.15	3/26/2018
	13,000		$12.46	3/25/2020
	19,151		$13.87	3/24/2021
	36,454		$11.21	3/26/2022
	29,888		$13.86	3/20/2023
	17,856	8,930	$16.15	3/19/2024
	7,018	14,037	$19.67	3/25/2025
		16,371	$30.36	3/23/2026
					14,186	$472,394
					9,283	$309,165
							12,848	$427,840
							13,453	$448,000
James Mylett	10,319	5,161	$16.15	3/19/2024
	4,068	8,137	$19.67	3/25/2025
		10,232	$30.36	3/23/2026
					8,468	$281,984
							7,447	$248,000
							8,408	$280,000
Trent T. McKenna	3,754		$13.87	3/24/2021
	20,614		$11.21	3/26/2022
	16,901		$13.86	3/20/2023
	10,097	5,050	$16.15	3/19/2024
	4,239	8,478	$19.67	3/25/2025
		9,939	$30.36	3/23/2026
					8,461	$281,751
					5,249	$174,825
							7,759	$258,400
							8,168	$272,000
Julie S. Shaeff	3,601		$13.15	3/26/2018
	5,608		$11.00	3/26/2019
	5,599		$12.46	3/25/2020
	5,266		$13.87	3/24/2021
	2,019		$11.21	3/26/2022
	10,674		$13.86	3/20/2023
	6,377	3,190	$16.15	3/19/2024
	2,510	5,020	$19.67	3/25/2015
		5,920	$30.36	3/23/2026
					5,093	$169,597
					3,315	$110,416
							4,594	$153,000
							4,864	$162,000

(1)

Mr. Lane’s 13,290 unexercisable options are scheduled to vest on April 1st of 2017; Mr. Lane’s 23,032 unexercisable options are scheduled to vest in equal amounts on April 1st of 2017 and 2018; Mr. Lane’s 27,407 unexercisable options are scheduled to vest in equal amounts on April 1st of 2017, 2018, and 2019, in each case, subject to his continued employment with the Company through the applicable vesting date.

Mr. George’s 8,930 unexercisable options are scheduled to vest on April 1st of 2017; Mr. George’s 14,037 unexercisable options are scheduled to vest in equal amounts on April 1st of 2017 and 2018; Mr. George’s 16,371 unexercisable options are scheduled to vest in equal amounts on April 1st of 2017, 2018, and 2019, in each case, subject to his continued employment with the Company through the applicable vesting date.

Pursuant to Mr. Mylett’s Resignation and General Release Agreement with the Company, dated as of January 10, 2017, Mr. Mylett forfeited the right to continue to vest in his 23,530 unexercisable options that were scheduled to vest beginning on April 1st of 2017. See “Summary of Potential Payments Upon Termination or Change in Control” below for additional information.

Mr. McKenna’s 5,050 unexercisable options are scheduled to vest on April 1st of 2017; Mr. McKenna’s 8,478 unexercisable options are scheduled to vest in equal amounts on April 1st of 2017 and 2018; Mr. McKenna’s 9,939 unexercisable options are scheduled to vest in equal amounts on April 1st of 2017, 2018, and 2019, in each case, subject to his continued employment with the Company through the applicable vesting date.

Ms. Shaeff’s 3,190 unexercisable options are scheduled to vest on April 1st of 2017; Ms. Shaeff’s 5,020 unexercisable options are scheduled to vest in equal amounts on April 1st of 2017 and 2018; Ms. Shaeff’s 5,920 unexercisable options are scheduled to vest in equal amounts on April 1st of 2017, 2018, and 2019, in each case, subject to her continued employment with the Company through the applicable vesting date.

(2)

Mr. Lane’s 22,969 unvested RSUs consist of 12,331 RSUs scheduled to vest on April 1st of 2017, 7,550 RSUs scheduled to vest on April 1st of 2018, and 3,088 RSUs scheduled to vest on April 1st of 2019, in each case, subject to his continued employment with the Company through the applicable vesting date.

Mr. George’s 14,186 unvested RSUs consist of 7,777 RSUs scheduled to vest on April 1st of 2017, 4,564 RSUs scheduled to vest on April 1st of 2018, and 1,845 RSUs scheduled to vest on April 1st of 2019, in each case, subject to his continued employment with the Company through the applicable vesting date.

Pursuant to Mr. Mylett’s Resignation and General Release Agreement with the Company, dated as of January 10, 2017, Mr. Mylett forfeited the right to continue to vest in his 8,468 unvested RSUs that were scheduled to vest beginning on April 1st of 2017. See “Summary of Potential Payments Upon Termination or Change in Control” below for additional information.

Mr. McKenna’s 8,461 unvested RSUs consist of 4,580 RSUs scheduled to vest on April 1st of 2017, 2,761 RSUs scheduled to vest on April 1st of 2018, and 1,120 RSUs scheduled to vest on April 1st of 2019, in each case, subject to his continued employment with the Company through the applicable vesting date.

Ms. Shaeff’s 5,093 unvested RSUs consist of 2,787 RSUs scheduled to vest on April 1st of 2017, 1,639 RSUs scheduled to vest on April 1st of 2018, and 667 RSUs scheduled to vest on April 1st of 2019, in each case, subject to her continued employment with the Company through the applicable vesting date.

The number of units in the bottom most row of this column for each Named Executive Officer relates to the PSU awards granted for the 2014‑2016 performance period. The 3‑year average performance payout factor for the EPS component of these awards was 2.00x. The 3‑year average performance payout factor for the TSR component of these awards was 0.98x. For purposes of this table, the number of units has been determined by dividing the cash value of the awards earned based on actual performance by $33.30, the closing price of a share of the Company’s Common Stock on December 30, 2016, the last business day of 2016. The actual number of shares that were delivered in respect of these awards was determined by dividing the cash value of the awards earned based on actual performance by $36.25, the closing price of a share of the Company’s Common Stock on March 8, 2017, the date on which the performance was certified by the Compensation Committee.

(3)

The market value is based on the closing price of a share of the Company’s Common Stock as of December 30, 2016 ($33.30), the last business day of 2016, for unvested RSUs, and is based on the actual dollar amount earned under the PSU awards for the 2014‑2016 performance period, given that these awards are dollar‑denominated awards.

(4)

The number of shares in this column relates to outstanding PSU awards for the 2015‑2017 and 2016‑2018 performance periods. The number of shares underlying PSU awards is determined by calculating the market value of shares of Common Stock underlying such PSUs awards assuming maximum performance is achieved, as described in more detail in footnote 5 below, divided by the closing share price of a share of Common Stock on December 30, 2016 ($33.30), the last business day of 2016. The actual number of shares that will be delivered in respect of outstanding PSU awards will depend on the performance achieved for the relevant performance periods and the market value of shares of Common Stock on the date of delivery.

(5)

PSU awards are denominated in dollar amounts and are settled by delivery of shares of Common Stock following the end of the applicable performance period. PSU awards are subject to both time‑based and performance‑based vesting; and vest only to the extent that the relevant performance metrics are achieved during the applicable performance period. Thus, at any time prior to the end of the applicable performance period, the exact number of shares of Common Stock underlying unvested PSU awards is not readily identifiable. Instead, the Company has included the dollar value that a Named Executive Officer would have earned under outstanding PSU awards for each of the 2015‑2017 and 2016‑2018 performance periods assuming achievement of maximum performance as of December 31, 2016.

Option Exercises and Stock Vested

The following table provides information on option exercises and stock vested in 2016 related to the Named Executive Officers and the resulting value realized.

	Option Awards		RSU Awards		PSU Awards
			Number of
	Number of		Shares
	Shares		Acquired	Value	Number of
	Acquired on	Value Realized	on	Realized on	Shares	Value Realized
	Exercise	on Exercise	Vesting	Vesting	Acquired on	on Vesting
Name	(#)	($)(1)	(#)	($)(2)	Vesting (#)	($)(3)
Brian E. Lane	0	$0	14,656	$474,415	18,586	$564,286
William George	21,244	$367,286	9,570	$309,781	12,490	$379,200
James Mylett	0	$0	3,434	$111,159	0	$0
Trent T. McKenna	10,000	$181,571	5,517	$178,585	7,062	$214,429
Julie S. Shaeff	15,755	$286,234	3,419	$110,673	4,460	$135,429

(1)	The value realized on the exercise of stock options is the difference between the closing price of the Company’s Common Stock on the date of exercise and the exercise price of the option.
(2)	The value realized on the vesting of RSU awards is the closing price of the Company’s Common Stock on the vesting date.
(3)

Represents PSUs that were earned with respect to the 2013‑2015 performance period and that were settled in early 2016. The value realized on the vesting of PSU awards is calculated based on the closing price of the Company’s Common Stock on March 23, 2016, the date on which the performance was certified by the Compensation Committee.

Pension Benefits

We currently have no defined benefit pension plans.

Nonqualified Deferred Compensation

We currently have no defined contribution plans which provide for the deferral of compensation on a basis that is not tax qualified.

Potential Payments Upon Termination or Change in Control

Prior to March 26, 2008, the Company had included change in control and severance arrangements in the employment agreements with Messrs. Lane, and George, as well as Ms. Shaeff and Mr. McKenna. On March 26, 2008, the Compensation Committee concluded its plan to terminate all executive employment arrangements by requesting that all Named Executive Officers relinquish their rights pursuant to their employment agreements. As consideration, the Committee enacted an Executive Severance Policy and entered into a change in control agreement with each executive.

Under the Executive Severance Policy, in addition to providing outplacement assistance of up to $50,000 and reimbursing former executives’ insurance premiums for continuing COBRA coverage under the Company’s policies for up to 12 months if they do not have insurance coverage available through another employer, the policy provides for the Company’s payment of the following lump‑sum amount if an executive’s employment is terminated by the Company without cause, and not due to death or disability:

•Two times the sum of current base salary plus bonus (the greater of the average bonus paid during the last three years or the annual incentive plan bonus for the year of termination of employment, determined following completion of the applicable performance period pursuant to the goals and objectives established for such bonus) for the Chief Executive Officer or the President;

•One and one‑half times such amounts for the Chief Financial Officer, Chief Operating Officer, or an Executive Vice President;

•One times such amounts for the Chief Accounting Officer, Chief Legal Officer or General Counsel, and certain specified Senior Vice Presidents; and

•One‑half times such amounts for any other employees who have been subject to reporting under Section 16 of the Exchange Act at the Company or otherwise designated by the Committee to participate in the plan, but not at a different participation level.

In the case of death or disability, the Executive Severance Policy provides for the Company’s payment of a one‑time lump‑sum amount equal to the executive’s annual base salary reduced by any benefits payable under Company‑paid life or disability insurance policies. No amounts are paid under the policy on a voluntary termination of employment or a termination by the Company for cause.

The Company has also entered into change in control agreements with the Named Executive Officers that provide severance benefits in connection with certain qualifying terminations following a change in control. Severance benefits under the change in control agreements are triggered in case of a termination by the Company (or its successor) without cause or by the executive for good reason, in each case, within 12 months following the change in control event. The current change in control agreements with the Named Executive Officers also provide for severance benefits if the executive resigns from the Company (with or without good reason) within 90 days following the change in control event. On a going-forward basis, change in control agreements will not include this feature. These agreements provide for the Company’s payment of the following lump‑sum amount to the Named Executive Officers upon a qualifying termination of employment following a change in control event:

•Two times the sum of current base salary plus bonus (i.e., the greater of the average bonus paid during the last three years or annual incentive plan bonus for the year of termination of employment, determined following completion of the applicable performance period pursuant to the goals and objectives established for such bonus) for Messrs. Lane and George; and

•One times such amounts for Mr. Mylett, Ms. Shaeff, and Mr. McKenna.

Under the change in control agreements, the Named Executive Officers, other than Mr. Mylett, may be entitled to so-called golden parachute excise tax gross ups in connection with change in control payments in certain circumstances. The Company eliminated the practice of providing for gross up payments in change in control or other agreements on a going-forward basis, which is why Mr. Mylett’s 2013 change in control agreement does not provide for any gross up payments.

Under the change in control agreements, unvested equity awards held by the Named Executive Officers vest in full the event of a change in control, with PSUs vesting at target levels.

Regardless of the reason for termination, the Named Executive Officers must execute a release of claims and are subject to a one‑year non‑compete agreement.

Summary of Potential Payments

The following table provides the lump‑sum payments that would have been made to each Named Executive Officer (other than Mr. Mylett) if his or her employment had been terminated on December 31, 2016 by the Company for cause or without cause, or by reason the Named Executive Officer’s death or disability, in each case, other than in connection with a change in control. The following table provides the amounts that will be payable to Mr. Mylett in connection with his resignation from employment in January 2017 pursuant to his Resignation and General Release Agreement with the Company.

	For Cause	Death(1)	Disability(2)	Without Cause(3)(4)
Brian E. Lane	$0	$500,000	$500,000	$2,645,865.88
William George	$0	$400,000	$400,000	$1,206,560.08
James Mylett	—	—	—	$1,130,541
Trent T. McKenna	$0	$340,000	$340,000	$628,254.96
Julie S. Shaeff	$0	$270,000	$270,000	$486,943.60

(1)

The Company maintains life insurance for each of the Named Executive Officers in an amount equal to the sum of the Named Executive Officer’s annual base salary, up to a maximum of $500,000. The death benefit contained in the severance policy is paid net of insurance proceeds.

(2)

The Company maintains disability insurance for each of the Named Executive Officers in an amount equal to the sum of the Named Executive Officer’s annual base salary, up to a maximum of $500,000. The disability benefit contained in the severance policy is paid net of insurance proceeds.

(3)

Consists of two times the sum of current base salary plus bonus (the greater of the average bonus paid during the last three years or the annual incentive plan bonus for the year of termination of employment, determined following completion of the applicable performance period pursuant to the goals and objectives established for such bonus) for Mr. Lane; one and one‑half times such amounts for Mr. George; and one times such amounts for Mr. McKenna and Ms. Shaeff. In addition, the following amounts are included in the total for each executive as an estimate of one year of COBRA payments made by the Company on behalf of the Named Executive Officer over the 12 month period following termination: Mr. Lane—$24,054; Mr. George—$17,689; Mr. McKenna—$15,694; and Ms. Shaeff—$13,270. These COBRA reimbursements would be made by the Company to the Named Executive Officer, and they would cease if the Named Executive Officer obtained other insurance coverage. In no event would these COBRA reimbursements exceed 12 months. The total amount also reflects an estimate of $25,000 for outplacement services, which services are provided for in the policy, and are not to exceed $50,000.

(4)

In January 2017, Mr. Mylett resigned from the Company. In connection with his resignation, in lieu of any existing severance or other entitlements, the Company entered into a Resignation and General Release Agreement with Mr. Mylett, under which he will be entitled to receive cash severance in the amount of $1,119,129 payable in four equal installments during 2017, and reimbursement of the Company portion of COBRA premiums for twelve (12) months ($11,412). Mr. Mylett remains subject to the 12‑month noncompetition and nonsolicitation covenants set forth in his RSU and PSU award agreements. Mr. Mylett will not receive any severance benefits pursuant to the Executive Severance Policy, any annual incentive plan bonus for 2016, or any amounts in respect of equity awards granted to him that were not vested as of the date of his resignation.

The following table provides the lump‑sum payout and value of the accelerated vesting of equity awards that would have been received by each Named Executive Officer (other than Mr. Mylett) if his or her employment had been terminated in a qualifying termination, as described above, as a result of a change in control occurring on December 31, 2016.

	Cash(1)	Value of Early Vesting Equity(2)	Excise Tax Gross Up(3)	Total Value
Brian E. Lane	$2,620,866	$2,422,294	$92,473	$5,043,160
William George	$1,569,517	$1,510,566	$0	$3,080,083
Trent T. McKenna	$603,255	$895,755	$0	$1,499,010
Julie S. Shaeff	$461,944	$541,793	$0	$1,003,736

(1)

Assumes a change in control event occurring on December 30, 2016, the last business day of 2016. Consists of two times the sum of current base salary plus bonus (i.e., the greater of the average bonus paid during the last three years or the current annual incentive bonus for 2016) for Messrs. Lane and George; and one times such amounts for Ms. Shaeff and Mr. McKenna. Also includes payments made as reimbursements for COBRA for a one‑year period after the change in control event; these payments would be made as reimbursements by the Company to the Named Executive Officer, and would cease if the Named Executive Officer obtained other insurance coverage.

(2)

The value of the acceleration of unvested stock options is determined based on the difference between the exercise price of the stock options and the closing price of a share of Common Stock on December 30, 2016 ($33.30), the last business day of 2016. The value of the acceleration of unvested time‑based RSUs is determined by multiplying the number of shares underlying the award by the closing price of a share of our Common Stock on December 30, 2016. The value of PSUs for the 2014‑2016, 2015‑2017 and 2016‑2018 performance periods has been determined by assuming that the awards vest and are paid out at target levels of performance.

(3)	Reflects the estimated amount of the gross-up for excise taxes imposed under Section 4999 of the Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S‑K with management and, based on its review and discussions, the committee recommended to the Company’s Board of Directors the inclusion of the Compensation Discussion and Analysis in the Company’s 2017 proxy statement. This report is provided by the following independent directors, who comprise the Compensation Committee.

Members of the Compensation Committee

Alan P. Krusi (Chair)
Darcy G. Anderson
Herman E. Bulls
Franklin Myers
Vance W. Tang

The preceding “Compensation Committee Report” shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company incorporates it by reference into such filing.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company oversees the Company’s financial reporting process on behalf of the Board of Directors. The committee is made up solely of independent directors, as defined in the applicable NYSE and SEC rules, and it operates under a written charter, amended and effective as of March 2017 and approved by the Board of Directors, which is available on the Company’s website at http://governance.comfortsystemsusa.com.

Management has the primary responsibility for the financial statements and the reporting process, including the Company’s internal controls. In fulfilling its oversight responsibilities, the Audit Committee has reviewed the audited financial statements in the Annual Report with management. The discussion explored the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of each of the key disclosures in the financial statements.

As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with management and with the Company’s independent auditors, Ernst & Young LLP, the audited financial statements of the Company for the year ended December 31, 2016. The committee discussed with Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, such matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees), relating to the conduct of the audit. The Audit Committee also has discussed with Ernst & Young LLP, the auditors’ independence from the Company and its management, including the matters in the written disclosures the committee received from the independent auditors as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered the compatibility of non‑audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The committee meets regularly with the external auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the content and quality of the Company’s financial reporting. Based on the review and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10‑K for the year ended December 31, 2016 and for filing with the SEC.

Members of the Audit Committee

Constance E. Skidmore (Chair)
Alan P. Krusi
James H. Schultz
Franklin Myers
Vance W. Tang

The preceding “Report of the Audit Committee” shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company incorporates it by reference into such filing.

OTHER INFORMATION

Compensation Committee Interlocks and Insider Participation

Messrs. Anderson, Bulls, Krusi, Myers, and Tang, none of whom is or was an officer or employee of the Company or any of our subsidiaries through 2016, served on the Compensation Committee during 2016. None of the Company’s executive officers serve on the board of directors or compensation committee, or any other committee serving an equivalent function, of another company that employs any member of the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Officers, directors and greater‑than‑ten‑percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely upon review of the copies of such reports furnished to the Company during the year ended December 31, 2016, all directors, officers, and beneficial holders of more than 10% of any class of equity securities of the Company complied with all filing requirements, except it was determined that the Company failed to timely report via Form 4 or 5 the gift transfer by Mr. Bulls of 10,000 shares in August 2013 and 141 shares in November 2015 to charitable organizations.

Householding of Stockholder Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or Annual Report to Stockholders may have been sent to multiple stockholders in the same household unless the Company has received contrary instructions from one or more of the stockholders. The Company will promptly deliver a separate copy of either document to any stockholder upon request by writing to the Company at the following address: Comfort Systems USA, Office of the General Counsel, 675 Bering Drive, Suite 400, Houston, Texas 77057 or upon oral request directed to the Company’s Office of the General Counsel at (713) 830‑9600. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact the stockholder’s bank, broker, or other nominee record holder, or contact the Company by writing to the above address or by oral request at the above telephone number.

Certain Relationships and Related Transactions

In March 2011, the Board adopted a written Related Person Transactions Policy that codifies the Company’s policies and procedures regarding the identification, review, consideration, and approval or ratification of “related person transactions.” For purposes of this policy only, a “related party transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are, were, or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation directly paid to a Named Executive Officer or director for services provided directly to the Company in their role as an employee or director shall not be considered related person transactions under the policy. A “related person” is any executive officer, director, or more than 5% stockholder of the Company, including any immediate family members of such persons, and any entity owned or controlled by such persons.

Under the Company’s Related Person Transactions Policy, where a transaction has been identified as a potential related person transaction, the Company’s management shall present such potential related person transaction to the Audit Committee for review, consideration, and approval or ratification. The presentation shall include all information reasonably necessary for the Committee to determine the benefits of the related‑party transaction and whether the related‑party transaction is commercially comparable to an otherwise unrelated transaction of similar nature and management’s recommendation related thereto. This process is to be used for both approvals as well as ratifications under the policy.

The Audit Committee, in approving or rejecting the proposed related person transaction, considers all the relevant facts and circumstances deemed relevant by and available to the Audit Committee, including, but not limited to (i) the risks, costs and benefits to the Company, (ii) the impact on a director’s independence in the event the related person is a director, immediate family member of a director, or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products, and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. The Audit Committee approves only those related‑party transactions that, in light of known circumstances, are in, or are not inconsistent with, the Company’s best interests and those of the Company’s stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

From time to time, the Company or its subsidiaries may have employees who are related to our executive officers or directors. David Giardinelli, the brother of Alfred Giardinelli, one of our directors, was employed by a subsidiary of the Company as a salesman during the year ended December 31, 2016. In 2016, his total compensation did not meet the threshold requiring Audit Committee approval pursuant to our Related Person Transactions Policy. Travis Giardinelli, the son of Alfred Giardinelli, one of our directors, was employed by a subsidiary of the Company as a salesman during the year ended December 31, 2016. In 2016, his total compensation did not meet the threshold requiring Audit Committee approval pursuant to our Related Person Transactions Policy. Thomas Marnell, the brother‑in‑law of Brian Lane, our Chief Executive Officer and one of our directors, was employed by a subsidiary of the Company during the year ended December 31, 2016. In 2016, his total compensation did not meet the threshold requiring Audit Committee approval pursuant to our Related Person Transactions Policy.

See the section above titled “Compensation Committee Interlocks and Insider Participation” for other information required to be disclosed here.

Interest of Certain Persons in Matters to Be Acted Upon

The Named Executive Officers and directors of the Company do not have any substantial interest in the matters to be acted upon at the Annual Meetings, other than in their roles as officers or directors of the Company.

Stockholder Proposals for 2018 Annual Meeting

Stockholders who wish to present proposals for inclusion in the Company’s proxy materials for the 2018 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a‑8 under the Exchange Act. To be eligible, the stockholder proposals must be received by the Company at its principal executive offices on or before December 11, 2017.

Under the Company’s current Bylaws, proposals of business and nominations for directors other than those to be included in the Company’s proxy materials following the procedures described in Rule 14a‑8 may be made by stockholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the Bylaws. In accordance with the Company’s Bylaws, to be considered timely a proposal or nominations submitted for consideration at the 2018 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the 2017 Annual Meeting of Stockholders. The Bylaws also contain procedures for regulation of the order of business and conduct of stockholder meetings, the authority of the presiding officer and attendance at such meetings.

Other Business

The Board knows of no business to be brought before the Annual Meeting that is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy intend to take such action in regard to such matters as in their judgment seems advisable, subject to the NYSE’s rules on the exercise of discretionary authority.

Form 10‑K and Annual Report to Stockholders

A copy of the Company’s Annual Report to Stockholders, which includes the Annual Report on Form 10‑K, filed with the SEC, accompanies this proxy statement.

Appendix A

COMFORT SYSTEMS USA, INC.

2017 OMNIBUS INCENTIVE PLAN

1.           Purpose; Term

This Comfort Systems USA, Inc. 2017 Omnibus Incentive Plan (the “Plan”) provides for the grant of incentive awards consisting of, payable in or based on the Common Stock of the Company. The purposes of the Plan are to attract and retain key employees, directors and consultants of the Company and its Affiliates, to provide an incentive for them to achieve performance goals, and to enable them to participate in the growth of the Company by granting Awards with respect to, or that may be settled in, shares of Common Stock.

2.            Administration

The Plan shall be administered by the Committee; provided, that the Board may in any instance perform any of the functions of the Committee hereunder. The Committee shall select the Participants to receive Awards and shall determine the terms and conditions of the Awards. The Committee shall have authority, not inconsistent with the express provisions of the Plan: (a) to administer the issuance of Awards to Participants hereunder; (b) to determine, modify or waive the terms and conditions of any Award; (c) to determine the form of settlement of Awards (whether in cash, shares of Stock, other property or a combination thereof); (d) to prescribe the form or forms of instruments evidencing Awards and any other instruments required under the Plan and to change such forms from time to time; (e) to adopt, amend and rescind rules, regulations and procedures for the administration of the Plan; (f) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan; and (g) otherwise do all things necessary or desirable to carry out the purposes of the Plan. Determinations of the Committee shall be conclusive and shall bind all parties. The Committee may delegate such of its duties, powers and responsibilities as it may determine (and in the event of any such delegation, references herein to the Committee shall include the person or persons so delegated to the extent of such delegation).

3.           Certain Definitions

“Affiliate” means any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) or Section 414(c) of the Code.

“Award” means any Option, SAR, Restricted Stock, Unrestricted Stock, Restricted Stock Unit, Unrestricted Stock Unit, Performance Award (including a cash Performance Award) and other award convertible into or otherwise based on Stock, granted under the Plan.

“Board” means the Board of Directors of the Company.

“Cause” means, in the case of any Participant who is party to an employment, severance-benefit, change in control or similar agreement with the Company or any of its Affiliates that contains a definition of “Cause,” the definition set forth in such agreement for so long as such agreement remains in effect. In the case of any other Participant, “Cause” means (i) a material breach by the Participant of his or her employment or service agreement with the Company or an Affiliate of the Company, any Award agreement, or any policy of the Company or its Affiliates generally applicable to similarly-situated employees of the Company or its Affiliates; (ii) the failure by the Participant to reasonably and substantially perform his or her duties to the Company or any of its Affiliates, which failure is damaging to the financial condition or reputation of the Company or its Affiliates; (iii) the Participant’s willful misconduct or gross negligence which is injurious to the Company or an Affiliate of the Company; or (iv) the commission by the Participant of a felony or other serious crime involving moral turpitude. In the case of clauses (i) and (ii) above, the Company shall permit the Participant no less than fifteen (15) days to cure such breach or failure if reasonably susceptible to cure. If, subsequent to the Participant’s termination of Employment hereunder for other than Cause, it is determined in good faith by the Company that the Participant’s Employment could have been terminated for Cause, the Participant’s employment shall be deemed to have been terminated for Cause retroactively to the date the events giving rise to such Cause occurred.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Committee” means the Compensation Committee of the Board.

“Common Stock” or “Stock” means the Common Stock, $0.01 par value, of the Company.

“Company” means Comfort Systems USA, Inc., a Delaware corporation.

“Corporate Transaction” means any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the then outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all of the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Corporate Transaction involves a tender offer pursuant to which at least a majority of the Company’s then-outstanding common stock is purchased by a single person or entity or by a group of persons and/or entities acting in concert that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Committee), the Corporate Transaction will be deemed to have occurred upon consummation of the tender offer.

“Covered Employee” means a “covered employee” within the meaning of Section 162(m) of the Code.

“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise the rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” means the Participant’s estate.

“Effective Date” has the meaning set forth in Section 12(d).

“Employment” means a Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Committee expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 4 of the Plan to, the Company or any of its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. Notwithstanding the foregoing and the definition of “Affiliate” above, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A of the Code) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Section 1.409A‑1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A‑1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A‑1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed a part of the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

“Fair Market Value” means, as of a particular date (i) with respect to Stock, (A) for so long as such Stock is readily tradeable on an established securities market (within the meaning of Section 409A of the Code), the closing price for a share of Stock for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported, and (B) otherwise, the fair market value of the Stock determined by the Committee by a reasonable application of a reasonable valuation method (within the meaning of Section 409A of the Code); and (ii) with respect to any other property, the fair market value of such property as determined by the Committee in good faith.

“ISO” has the meaning set forth in Section 6(a).

“Non-Employee Director” means a member of the Board who is not an employee of the Company or any its subsidiaries or Affiliates.

“NSO” has the meaning set forth in Section 6(a).

“Option” has the meaning set forth in Section 6(a).

“Participant” means a person selected by the Committee to receive an Award under the Plan.

“Performance Award” means an Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance‑based compensation exception under Section 162(m) of the Code and Performance Awards that are not intended to so qualify.

“Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition to the grant, exercisability, vesting, payment or full enjoyment of an Award. For purposes of Performance Awards that are intended to qualify for the performance‑based compensation exception under Section 162(m) of the Code, a Performance Criterion shall mean an objectively determinable measure or objectively determinable measures of performance relating to any of or to any combination of the following or any derivation of the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or a specified peer group or a select group of companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Committee specifies, consistent with the requirements of Section 162(m)): (i) sales; revenue; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; network deployment; sales of particular products or services; customer acquisition, expansion and retention; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; licenses or collaborations; spin‑offs, split‑ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity), or refinancings; transactions that would constitute a change of control; or any combination of the foregoing. A Performance Criterion measure and targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a Participant individually, or to a business unit or division or the Company as a whole. Provided that the Committee has specified at least one Performance Criterion intended to qualify an Award as performance-based under Section 162(m) of the Code, the Committee may specify other performance goals or criteria (whether or not noted in this definition) as a basis for its exercise of negative discretion with respect to the Award. To the extent consistent with the requirements of Section 162(m) of the Code, the Committee may establish that, in the case of any Award intended to qualify for the performance‑based compensation exception under Section 162(m) of the Code, one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the applicable performance period that affect the applicable Performance Criterion or Criteria. With respect to Awards other than Awards intended to qualify for the performance‑based compensation exception under Section 162(m) of the Code, the Committee may provide that any such Award, and any related Performance Criterion or Criteria, will be adjusted in a manner as determined by the Committee in its sole discretion. Prior to the grant, exercisability, vesting, payment or full enjoyment of the Performance Award, as the case may be, the Committee will determine whether the Performance Criteria have been attained and such determination will be conclusive.

“Prior Plan” means the Comfort Systems USA, Inc. 2012 Equity Incentive Plan.

“Reporting Person” means a person subject to Section 16 of the Exchange Act.

“Restricted Period” has the meaning set forth in Section 8(a).

“Restricted Stock” has the meaning set forth in Section 8(a).

“Restricted Stock Unit” has the meaning set forth in Section 8(b).

“Stock Appreciation Right” or “SAR” has the meaning set forth in Section 7(a).

“Stock Award” shall mean an Award of Restricted Stock, Unrestricted Stock, Restricted Stock Units or Unrestricted Stock Units. For the avoidance of doubt, an Award that is denominated in cash and that is settled in shares of Common Stock shall be considered a Stock Award for purposes of the Plan.

“Stock Unit Award” has the meaning set forth in Section 8(b).

“Unrestricted Stock” has the meaning set forth in Section 8(a).

“Unrestricted Stock Unit” has the meaning set forth in Section 8(b).

4.            Eligibility and Participation

The Committee will select Participants from among those key employees, directors and consultants of the Company (or of any Affiliate) whom the Committee considers to be capable of contributing to the successful performance of the Company and its Affiliates, provided that ISOs may be granted only to employees of the Company or of any “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Section 424 of the Code and NSOs may only be granted to individuals who are providing direct services on the date of grant of the NSO to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A‑1(b)(5)(iii)(E) of the Treasury Regulations and dollar-denominated awards shall not be granted under the Plan to Non-Employee Directors.

5.            Stock Available for Awards

(a)      Amount. Subject to the other subsections of this Section 5 and to Section 10, the maximum number of shares of Common Stock that may be delivered in satisfaction of Awards under the Plan is 2,903,646, which represents number of shares of Common Stock available for issuance under the Prior Plan as of the date the Plan was approved by the Board. Up to the total number of shares of Stock available for Awards may be issued in satisfaction of ISOs, but nothing in this Section 5(a) shall be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. The limits set forth in this Section 5(a) shall be construed to comply with Section 422 of the Code. Shares of Stock issued under the Plan may consist of authorized but unissued shares or treasury shares. No fractional shares will be issued under the Plan; provided that the Committee may, in its sole discretion, provide for the delivery of cash in lieu of any fractional shares that would otherwise be deliverable hereunder.

(b)      Fungible Share Plan. Each share of Stock subject to an Award consisting of Options and/or SARs shall be counted against the limits set forth in Section 5(a) as one (1) share. Each share of Stock subject to any Award other than an award consisting of Options and/or SARs shall be counted against the limits set forth in Section 5(a) as two (2.0) shares.

(c)      Reversion to the Plan. If an Award, or any portion thereof, is forfeited, cancelled or is settled for cash or expires, then the shares of Stock subject to such Award shall, to the extent of such forfeiture, expiration, cancellation or cash settlement, be available for issuance under the Plan. Any shares of Stock that become available again for issuance hereunder shall become available in the following amounts: (i) one (1) share of Stock for every one (1) share of Stock that was subject to an Option or SAR and (ii) two (2) shares of Stock for every one (1) share of Stock that was subject to an Award other than an Option or SAR. Notwithstanding any provision of this Plan to the contrary, the following shares of Stock shall not become available again for issuance hereunder:  (i)  shares of Stock covered by any portion of a SAR that is settled in Stock (and not only the number of shares of Stock delivered in settlement) and (ii) shares of Stock withheld from a Stock Option or other Award to satisfy the tax withholding obligations with respect to such Stock Option or other Award or in payment of the exercise price of such Stock Option. For the avoidance of doubt, the number of shares of Stock available for delivery under the Plan shall not be increased by any shares of Stock that have been delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Option exercises.

(d)      Certain Other Company Awards. To the extent consistent with the requirements of Section 422 of the Code and the rules thereunder and other applicable requirements (including applicable stock exchange requirements), Common Stock issued under awards granted by another company (“other company awards”) and assumed by the Company in connection with a merger, consolidation, stock purchase or similar transaction, or issued by the Company under awards substituted for other company awards in connection with a merger, consolidation, stock purchase or similar transaction, shall not reduce the shares available for Awards under the Plan nor be counted towards the per‑Participant Award limits described in Section 5(e) below.

(e)      Limit on Individual Grants. The following additional limits will apply to Awards of the specified type granted: (i) the maximum number of shares of Common Stock subject to Options and SARs that may be granted to any Participant in the aggregate in any calendar year shall not exceed, in each case, 1,000,000, and the maximum number of shares of Common Stock that may be granted as, or delivered under, Stock Awards (or other Awards that are settled in Stock) granted to any Participant in the aggregate in any calendar year shall not exceed 500,000, subject in each case to adjustment under Section 10 and (ii) the maximum amount payable to any Participant under a cash Performance Award (that is, a Performance Award that is both denominated and settled in cash) in any calendar year shall not exceed $7.5 million. Notwithstanding the foregoing, in the case of a Non-Employee Director, additional limits shall apply such that the maximum grant-date fair value of Awards granted in any calendar year during any part of which the Non-Employee Director is then eligible under the Plan shall be $400,000, computed in accordance with FASB ASC Topic 718 (or any successor provision). The foregoing additional limit related to Non-Employee Directors of the Company shall not apply to any Award or shares of Stock granted pursuant to a Non-Employee Director’s election to receive an Award or shares of Stock in lieu of cash retainers or other fees (to the extent such Award or shares of Stock have a fair value equal to the value of such cash retainers or other fees). In applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same calendar year will be aggregated and made subject to one limit; (ii) the share limits applicable to Options and SARs refer to the number of shares of Stock underlying such Awards; (iii) the share limit applicable to Stock Awards refers to the maximum number of shares of Stock that may be delivered, or the value of which could be paid in cash or other property, under such a Stock Award or Awards assuming a maximum payout; (iv) Awards other than cash Performance Awards that are settled in cash will count against the share limit applicable to the relevant type of award and not against the dollar limit applicable to cash performance awards; and (v) the dollar limit applicable to cash Performance Awards refers to the maximum dollar amount payable under a cash Performance Award or Awards assuming a maximum payout. The foregoing provisions will be construed in a manner consistent with Section 162(m) of the Code, including, without limitation, where applicable, the rules under Section 162(m) pertaining to permissible deferrals of exempt awards.

(f)      Term of Plan. No Awards may be made after ten years from the Effective Date, but previously granted Awards may continue beyond that date in accordance with their terms.

6.           Stock Options

(a)      Grant of Options. Subject to the provisions of the Plan, the Committee may grant both (i) options  to purchase shares of Common Stock (“Options”) that are intended to comply with the requirements of Section 422 of the Code and the rules thereunder (“ISOs”) and (ii) Options that are not intended to comply with such requirements (“NSOs”). The Committee shall determine the number of shares subject to each Option and the per share exercise price therefor, which shall not be less than 100% (or in the case of an ISO granted to a ten percent shareholder within the meaning of Section 422(b)(6) of the Code, not less than 110%) of the Fair Market Value of a share of Common Stock on the date of grant of the Option.

(b)      Terms and Conditions. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in an Award agreement or other writing (as described in Section 9(a) below) or thereafter. The maximum term of an Option shall not exceed ten years from the date of grant (or in the case of an ISO granted to a ten percent shareholder within the meaning of Section 422(b)(6) of the Code, the period provided in Section 1.422‑2(d) of the Treasury Regulations). The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. Notwithstanding any provision of this Plan to the contrary, other company awards that are assumed by the Company in connection with a merger, consolidation, stock purchase or similar transaction, or issued by the Company under awards substituted for other company awards in connection with a merger, consolidation, stock purchase or similar transaction may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Committee.

(c)      Payment. No shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefor is received by the Company. Such payment shall be made in cash or by check acceptable to the Committee or if legally permissible and expressly permitted by the Committee, (i) through delivery of other property such as shares of Common Stock that have been owned by the Participant for such period as the Committee may determine, valued at their Fair Market Value on the date of delivery, (ii) through the withholding of shares of Common Stock otherwise to be delivered upon exercise of the Option that have a Fair Market Value equal to the aggregate exercise price of the Option being exercised, (iii) through a broker-assisted exercise program acceptable to the Committee, (iv) by other means acceptable to the Committee or (v) by any combination of the foregoing permitted forms of payment. The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Committee may prescribe.

7.           Stock Appreciation Rights

(a)      Grant of SARs. Subject to the provisions of the Plan, the Committee may grant rights to receive any excess in the Fair Market Value of a share of Common Stock over the base price of such right (“Stock Appreciation Rights” or “SARs”). The Committee shall determine at the time of grant or thereafter whether SARs are settled in cash, Common Stock or other securities of the Company, Awards or other property. The Committee shall fix the base price of each SAR, which shall not be less than 100% of the Fair Market Value of a share of Common Stock at the date of grant of the SAR.

(b)      Terms and Conditions. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in an Award agreement or other writing (as described in Section 9(a) below) or thereafter. The maximum term of a SAR shall not exceed ten years from the date of grant. The Committee may impose such conditions with respect to the exercise of SARs, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

8.           Stock, Units, Other Awards and Performance Criteria

(a)      Restricted or Unrestricted Stock Awards. The Committee may grant shares of Common Stock subject to forfeiture (“Restricted Stock”) and determine the duration of the period (the “Restricted Period”) during which, and the conditions under which, the shares may be forfeited to the Company as well as the other terms and conditions of such Awards. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver any such certificates to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary. The Committee also may make Awards of shares of Common Stock that are not subject to restrictions or forfeiture, on such terms and conditions as the Committee may determine from time to time (“Unrestricted Stock”). Shares of Restricted Stock or Unrestricted Stock may be issued for such consideration, if any, as the Committee may determine consistent with applicable law (including applicable stock exchange listing requirements).

(b)      Restricted or Unrestricted Stock Unit Awards. The Committee may grant Awards (“Stock Unit Awards”) consisting of units representing shares of Common Stock. Stock Unit Awards may be denominated in cash or in shares of Stock. Each Stock Unit Award shall represent the unfunded and unsecured commitment of the Company to deliver to the Participant at a specified future date or dates one or more shares of Common Stock (or the value in cash measured by one or more shares of Common Stock) (including, if so provided with respect to the Award, shares of Restricted Stock), subject to the satisfaction of any vesting or other terms and conditions established with respect to the Award as the Committee may determine. No Participant or Designated Beneficiary holding a Stock Unit Award shall be treated as a stockholder with respect to the shares of Common Stock subject to the Award unless and until such shares are actually delivered under the Award. Stock Unit Awards may not be sold, assigned, transferred, pledged or otherwise encumbered except as permitted by the Committee. The Committee may make Awards of Stock Units that are subject to restrictions or forfeiture (“Restricted Stock Units”) or Stock Units that are not subject to such restrictions (“Unrestricted Stock Units”), in each case on such terms and conditions as the Committee may determine from time to time.

(c)      Other Awards. The Committee may grant Awards (including Performance Awards) other than Options, SARs, Restricted Stock, Unrestricted Stock or Stock Unit Awards.

(d)      Performance Goals. The Committee may establish Performance Criteria on which the granting, vesting or settlement of Performance Awards, Restricted Stock, Unrestricted Stock, or Stock Unit Awards, or the vesting of Restricted Stock or Restricted Stock Unit Awards, will be subject. The Committee shall determine whether any Performance Criteria so established have been achieved, and if so to what extent, and its determination shall be binding on all persons.

9.           General Provisions Applicable to Awards

(a)      Documentation and Legal Conditions on Delivery of Stock. Each Award shall be evidenced by a writing delivered to the Participant or agreement executed by the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles. The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company or if applicable, the Company’s counsel, is satisfied that all legal requirements in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to exercise of the Award or delivery of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock required to be issued to Participants under the Plan will be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or delivery of stock certificates. In the event that the Committee determines that stock certificates will be issued to Participants under the Plan, the Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

(b)      Application of Section 409A of the Code. Each Award shall contain such terms as the Committee determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A of the Code or (ii) satisfies such requirements. Granted Awards may be modified at any time, in the Committee’s discretion, so as to increase the likelihood of exemption from or compliance with the rules of Section 409A of the Code.

(c)      Committee Discretion. Awards may be made alone or in combination with other Awards, including Awards of other types. The terms of Awards of the same type need not be identical, and, subject to the requirements of applicable law, the Committee need not treat Participants uniformly. Except as otherwise expressly provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

(d)      Dividends and Cash Awards. The Committee may provide for the payment of (i) amounts (on terms and subject to conditions established by the Committee) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award, payable in cash or in the form of Awards under the Plan, currently or deferred with or without interest; provided,  however, that (a) dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) shall be subject to the same risk of forfeiture as applies to the underlying Award and (b) no dividends or dividend equivalents shall be payable with respect to Options or SARs. Dividends or dividend equivalent amounts payable in respect of Awards may be subject to such additional limits, restrictions or alternative terms as the Committee may impose.

(e)      Termination of Service. Unless the Committee expressly provides otherwise, the following rules shall apply in connection with the cessation of a Participant’s Employment. Immediately upon the cessation of the Participant’s Employment, an Award requiring exercise will cease to be exercisable and all Awards to the extent not already vested will be forfeited, except that:

(i)      All Options and SARs held by a Participant, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death and except as provided in (iii) below, to the extent then exercisable, will remain exercisable by the Participant’s Designated Beneficiary for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Option or SAR could have been exercised without regard to this subsection (e), and shall thereupon terminate;

(ii)      All Options and SARs held by a Participant immediately prior to the cessation of the Participant’s Employment for reasons other than death and except as provided in (iii) below, to the extent then exercisable, will remain exercisable for the lesser of (1) a period of three months or (2) the period ending on the latest date on which such Option or SAR could have been exercised without regard to this subsection (e), and shall thereupon terminate; and

(iii)      All Options and SARs (whether or not vested) held by a Participant immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the sole determination of the Committee would have constituted grounds for the Participant’s Employment to be terminated for Cause.

(f)      Recovery of Compensation; Other Terms. Awards (whether or not vested or exercisable) held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company the value received with respect to Awards (including payments made and/or Common Stock delivered under an Award and any gain realized on a subsequent sale or disposition of an Award or Common Stock delivered under an Award), in each case (i) in connection with a breach by the Participant of a non-competition, nonsolicitation, confidentiality or similar covenant or agreement, (ii) to the extent provided by the Committee in an Award agreement in connection with an overpayment to the Participant of incentive compensation due to inaccurate financial data, (iii) in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time or (iv) as otherwise required by law, regulation or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act. Each Participant, by accepting an Award pursuant to the Plan, agrees to return the full amount required under this Section 9(f) at such time and in such manner as the Committee shall determine in its sole discretion and consistent with applicable law (including applicable stock exchange listing requirements). Neither the Committee nor the Company will be responsible for any adverse tax or other consequences to a Participant that may arise in connection with this Section 9(f). For the avoidance of doubt, in addition to any forfeiture or other restrictions imposed by the terms of an Award agreement, every Award issued under the Plan will be subject to potential forfeiture or “claw back” to the fullest extent called for by applicable federal or state law. In addition, to the extent provided by the Committee, Common Stock received upon settlement, vesting or exercise of an Award may be subject to stock ownership guidelines or policies established by the Company with respect to its employees, directors and/or other service providers.

(g)      Transferability. No Award may be transferred other than by will or the laws of descent and distribution and may be exercised, during the life of the Participant, only by the Participant, except that, as to Awards other than ISOs, the Committee may permit the gratuitous transfer (i.e., transfer not for value) of Awards, subject to applicable security and other laws and such limitations as the Committee may impose.

(h)      Taxes. The delivery, vesting, settlement and retention of Stock, cash or other property under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award, and all payments with respect to any Award will be subject to reduction for applicable tax and other legally or contractually required withholdings. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes or social insurance contributions required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax (or social insurance) obligations from any payment of any kind due to the Participant hereunder or otherwise. In the Committee’s discretion, the tax (or social insurance) obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the obligation, valued at their Fair Market Value on the date of retention or delivery, but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under applicable accounting rules (including FASB ASC Topic 718 (or any successor provision)).

(i)      Amendment of Award. Except as otherwise expressly provided in the Plan, the Committee may amend, modify, or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization (in each case, subject to the applicable law (including stock exchange listing requirements) and the requirements of Section 409A of the Code) and converting an ISO to an NSO. Any such action shall require the Participant’s consent unless the Committee determines that the action would not materially and adversely affect the Participant or the Committee expressly reserved the right to take such action at the time the Award was granted. For the avoidance of doubt, the foregoing shall not limit the Committee’s ability under Section 9(l) of the Plan to make adjustments to Awards subject to such Section, in accordance with the terms of such Section. Except in connection with a corporate transaction involving the Company (which term shall include, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) or as otherwise contemplated by Section 10 of the Plan, the Company may not, without stockholder approval, (A) provide for the cancellation of outstanding Options or SARs and the grant in substitution therefor of new Options or SARs having a lower exercise price, (B) provide the amendment of outstanding Options or SARs to reduce the exercise price thereof or (C) cancel outstanding Options or SARs that have an exercise price greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

(j)      Foreign Nationals. The Committee may take any action consistent with the terms of the Plan, either before or after an Award has been granted, which the Committee deems necessary or advisable to comply with government laws or regulatory requirements of any foreign jurisdiction, including but not limited to modifying or amending the terms and conditions governing any Awards, establishing any sub-plans under the Plan (in accordance with Section 12(f) below) or adopting such procedures as the Committee may determine to be appropriate in response to differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employment, accounting or other matters.

(k)      Certain Requirements of Corporate Law; Governing Law. Awards will be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems or national market on which the Stock is listed or entered for trading, in each case as determined by the Committee. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware.

(l)      Section 162(m). In the case of an Award intended to be eligible for the performance‑based compensation exception under Section 162(m) of the Code, (i) the Committee shall establish in writing the applicable Performance Criteria (in such fashion and with such specificity that such Performance Criteria qualify as “preestablished objective goals” within the meaning of Section 1‑162‑27(e)(2) of the Treasury Regulations) not later than 90 days after the commencement of the period of service to which the performance relates (or such earlier time as is consistent with qualifying such Award for the performance‑based compensation exception under Section 162(m) of the Code), the amount or amounts that will be payable or earned (subject to reduction as describe below) if the Performance Criteria are achieved, and such other terms and conditions as the Committee deems appropriate with respect to the Award; (ii) at the close of the applicable performance period the Committee will certify whether the applicable Performance Criteria have been attained; (iii) no amount will be paid under such Award unless the Performance Criteria applicable to the payment of such amount have been so certified, except as provided by the Committee consistent with such exception; (iv) the Committee may, in its sole and absolute discretion (either in individual cases or in ways that affect more than one Participant), reduce the actual payment, if any, to be made under such Award to the extent consistent with such exception and (v) the Committee may, to the extent consistent with the requirements for satisfying the performance‑based compensation exception under 162(m), provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions and other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the period of service to which the performance relates that affect the applicable Performance Criterion or Criteria. Notwithstanding the foregoing, the Committee may amend an Award or take (or omit to take) any other action that disqualifies such Award from the performance-based compensation exception under Section 162(m), in its sole discretion.

(m)           Other. No term of an Award shall provide for automatic, nondiscretionary “reload” grants of additional Awards upon exercise of an Option or SAR or otherwise as a term of an Award.

10.         Effect of Certain Transactions

(a)          Assumptions or Substitutions. Except as otherwise expressly provided in an Award agreement, the following provisions will apply in the event of a Corporate Transaction:

(i)      In the event of a Corporate Transaction in which there is an acquiring or surviving entity, the Committee may (but, for the avoidance of doubt, need not), provide for (A) the continuation or assumption of some or all outstanding Awards or any portion thereof, or (B) the grant of new awards in substitution therefor, by the acquirer or survivor or an entity controlling, controlled by or under common control with the acquirer or survivor, in each case on such terms and subject to such conditions (including vesting or other restrictions) as the Committee determines are appropriate.

(ii)      In the event of a Corporate Transaction, subject to Section 10(a)(v) below, the Committee may (but, for the avoidance of doubt, need not) provide for payment (a “cash-out”) with respect to some or all Awards or any portion thereof, equal in the case of each such Award or portion thereof to the excess, if any, of (A) the Fair Market Value of one share of Stock times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or base price, if any, under the Award or such portion, in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Committee determines, it being understood that if the exercise or base price of an Award is equal to or greater than the Fair Market Value of one share of Stock, no payment will be due in respect of such Award.

(iii)      In the event of a Corporate Transaction (whether or not there is an acquiring or surviving entity) in which there is no assumption, continuation, substitution or cash-out, then subject to Section 10(a)(v) below, the Committee may (but, for the avoidance of doubt, need not), with respect to some or all Awards or any portion thereof, provide that each such Award or portion thereof requiring exercise will become exercisable, in full or in part, treating as satisfied any vesting condition on any such Award or portion thereof and may provide for the accelerated delivery of all or a portion of shares of Stock remaining deliverable under any outstanding Award consisting of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units), in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Committee, following exercise of the Award or the delivery of Stock, as the case may be, to participate as a stockholder in the Corporate Transaction.

(iv)      Except as otherwise expressly provided in an Award agreement, each Award (unless assumed or continued pursuant to Section 10(a)(i) above), will terminate upon consummation of the Corporate Transaction, provided that Stock Units accelerated pursuant to Section 10(a)(iii) and Restricted Stock that is not forfeited in connection with the Corporate Transaction shall be treated in the same manner as other shares of Stock in such Corporate Transaction (subject to Section 10(a)(v)).

(v)      Any share of Stock and any cash or other property delivered pursuant to Section 10(a)(ii) or Section 10(a)(iii) above with respect to an Award may, in the discretion of the Committee, contain such restrictions, if any, as the Committee deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Corporate Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 10(a)(ii) above or the acceleration of exercisability of an Award under Section 10(a)(iii) above shall not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in the Corporate Transaction, the Committee may require that any amounts delivered, exchanged or otherwise paid in respect of such Restricted Stock in connection with the Corporate Transaction be placed in escrow or otherwise made subject to such restrictions as the Committee deems appropriate to carry out the intent of the Plan.

(b)          Changes In, Distributions With Respect To And Redemptions Of The Stock

(i)      In the event of any stock dividend or other similar distribution of stock or other securities of the Company, stock split or combination of shares (including a reverse stock split), recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, merger, exchange of stock, redemption or repurchase of all or part of the shares of any class of stock or any change in the capital structure of the Company that constitutes an equity restructuring within the meaning of ASC 718 (or any successor provision), the Committee shall, as appropriate in order to prevent enlargement or dilution of benefits intended to be made available under the Plan, make adjustments to the maximum number of shares specified in Section 5 that may be delivered under the Plan (and in satisfaction of ISOs) and the individual limits described in Section 5(e) and may also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise or base prices relating to Awards and any other provision of Awards affected by such change.

(ii)      The Committee may also make adjustments of the type described in Section 10(b)(i) above to take into account distributions to stockholders other than those provided in Section 10(a) and Section 10(b)(i), or any other event, if the Committee determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for: the qualification of ISOs under Section 422 of the Code, the requirements of Section 409A of the Code, and the performance-based compensation rules of Section 162(m) of the Code, in each case to the extent applicable.

(iii)      References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 10.

11.          Other Compensation Arrangements.

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

12.          Miscellaneous

(a)      Waiver of Jury Trial. By accepting an Award under the Plan, except as required by law, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b)      No Right To Employment. No person shall have any claim or right to be granted an Award. Neither the adoption, maintenance, nor operation of the Plan nor any Award hereunder shall constitute a contract of employment or confer upon any employee, director or consultant of the Company or of any Affiliate any right with respect to the continuance of his/her Employment nor shall it or they be construed as affecting the rights of the Company (or Affiliate) to terminate the Employment of any person at any time or otherwise change the terms of such Employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee or other service provider from one position to another within the Company or any Affiliate. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of a termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(c)      No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued under the Plan until he or she becomes the holder of such shares of Common Stock. A Participant to whom Restricted Stock or Unrestricted Stock is awarded shall be considered a stockholder of the Company at the time of the Award except as otherwise expressly provided in the applicable Award.

(d)      Effective Date. The Plan shall be effective on the date it is approved by the Company’s stockholders (the “Effective Date”).

(e)      Amendment of Plan. The Board may amend, suspend, or terminate the Plan or any portion thereof at any time for any purpose which may at the time be permitted by law, subject to such stockholder approval as the Board determines to be necessary or advisable. Further, under all circumstances, the Committee may, but shall not be required to, make non-substantive administrative changes to the Plan as to conform with or take advantage of governmental requirements, statutes or regulations. Except as provided in Section 9(i), no such amendment, modification or termination will materially and adversely affect the rights of any Participant (without his or her consent) under any Award previously granted and no amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required under applicable law (including the Code and applicable stock exchange requirements).

(f)      Establishment of Sub-Plans. The Committee may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Committee will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as it deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as it deems necessary or desirable. All supplements so established will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction (as determined by the Committee) and the Company will not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

(g)      Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Committee, nor any person acting on behalf of the Company, any Affiliate or the Committee, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

Appendix B

COMFORT SYSTEMS USA, INC.

2017 SENIOR MANAGEMENT ANNUAL PERFORMANCE PLAN

This 2017 Senior Management Annual Performance Plan (the “Plan”) has been established to advance the interests of Comfort Systems USA, Inc. (the “Company”) by providing for the grant of short-term incentive compensation awards to eligible employees of the Company and its Affiliates. The Plan is intended to comply with the requirements for tax deductibility imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 162(m) of the Code, together with the regulations thereunder, “Section 162(m)”), to the extent applicable.

I.     ADMINISTRATION

The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). In the case of any Award (as defined in Section III below) intended to qualify as exempt performance‑based compensation under Section 162(m), as determined by the Committee (a “Section 162(m) Award”), (i) if any member of the Compensation Committee is not an “outside director” (as defined in Section 162(m)), the “Committee” for purposes of the Plan will consist of a subcommittee consisting solely of those Committee members who are “outside directors” as so defined (and where applicable, references in the Plan to the Committee shall be deemed to be references to such subcommittee) and (ii) the Committee may delegate to other persons administrative functions that do not involve discretion. In the case of Awards other than Section 162(m) Awards, the Committee may delegate to other persons such duties, powers and responsibilities as it deems appropriate. To the extent of any such delegation, references herein to the “Committee” shall be deemed to refer to the person or persons to whom such authority has been delegated.

The Committee shall have the authority to interpret the Plan and Awards, to determine eligibility for Awards, to determine the terms of and the conditions applicable to any Award, and generally to do all things necessary or desirable to administer the Plan. Any interpretation or decision by the Committee with regard to the Plan shall be final and conclusive on all persons.

II.     ELIGIBILITY; PARTICIPANTS

Executive officers and other key employees of the Company and its Affiliates are eligible to participate in the Plan. An “Affiliate” means any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code. The Committee shall select, from among those eligible, the persons who shall from time to time participate in the Plan (each, a “Participant”). Participation with respect to one Award under the Plan shall not entitle an individual to participate with respect to a subsequent Award or Awards, if any.

III.     GRANT OF AWARDS

The term “Award” as used in the Plan means an award opportunity that is granted to a Participant with respect to a specified performance period consisting of the Company’s fiscal year or such other period as the Committee may determine (each such period, a “Performance Period”) to which the Award relates. A Participant who is granted an Award shall be entitled to payment, if any, under the Award only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Award. By accepting (or, under such rules as the Committee may prescribe, being deemed to have accepted) an Award, the Participant agrees (or will be deemed to have agreed) to the terms of the Award and the Plan. The Committee shall select the Participants, if any, who are to receive Awards for a Performance Period and, in the case of each Award, shall establish the following:

(a)      the Performance Criteria (as defined in Section IV below) applicable to the Award;

(b)      the amount or amounts that will be payable (subject to adjustment in accordance with Section V) if the Performance Criteria are achieved; and

(c)      such other terms and conditions as the Committee deems appropriate with respect to the Award.

For Section 162(m) Awards, (i) the Committee shall establish such terms shall be established by the Committee not later than (A) the ninetieth (90th) day after the beginning of the Performance Period, in the case of a Performance Period of 360 days or longer, or (B) the end of the period constituting the first quarter of the Performance Period, in the case of a Performance Period of less than 360 days, and (ii) once the Committee has established the terms of such Award in accordance with the foregoing, it may not thereafter adjust such terms, except to reduce payments, if any, under the Award in accordance with Section V or as otherwise permitted in accordance with the requirements of Section 162(m), to the extent applicable, or as permitted by the terms of the Plan.

IV.     PERFORMANCE CRITERIA

As used in the Plan, the term “Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the vesting, payment or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a Participant individually, or to a business unit or division or the Company as a whole. For Section 162(m) Awards, a Performance Criterion will mean an objectively determinable measure or objectively determinable measures of performance relating to any or any combination of the following or any derivation of the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or a specified peer group or a select group of companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Committee specifies, consistent with the requirements of Section 162(m)): (i) sales; revenue; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; network deployment; sales of particular products or services; customer acquisition, expansion and retention; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; licenses or collaborations; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity), or refinancings; transactions that would constitute a change of control; or any combination of the foregoing. Provided that the Committee has specified at least one Performance Criterion under this Section IV intended to qualify an Award as performance-based under Section 162(m), the Committee may specify other performance goals or criteria (whether or not noted in this Section IV) as a basis for its exercise of negative discretion with respect to the Award. To the extent consistent with the requirements of Section 162(m), the Committee may establish that, in the case of any Section 162(m) Award, one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the Performance Period that affect the applicable Performance Criterion or Criteria. With respect to Awards other than Section 162(m) Awards, the Committee may provide that such Award, and any related Performance Criterion or Criteria, will be adjusted in a manner as determined by the Committee in its sole discretion.

V.     CERTIFICATION OF PERFORMANCE; AMOUNT PAYABLE UNDER AWARDS

As soon as practicable after the close of a Performance Period, the Committee shall determine whether and to what extent, if at all, the Performance Criterion or Criteria applicable to each Award granted for the Performance Period have been satisfied and, in the case of Section 162(m) Awards, shall take such steps as it determines to be sufficient to satisfy the certification requirement under Section 162(m) as to such performance results. The Committee shall then determine the actual payment, if any, under each Award. No amount may be paid under a Section 162(m) Award unless the Performance Criterion or Criteria applicable to the payment of such amount have been certified as having been satisfied as set forth above. The Committee may, in its sole and absolute discretion and with or without specifying its reasons for doing so, after determining the amount that would otherwise be payable under any Award for a Performance

Period, reduce (including to zero) the actual payment, if any, to be made under such Award. The Committee may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant. In each case the Committee’s discretionary determination, which may affect different Awards and Participants differently, will be binding on all persons.

VI.     PAYMENT UNDER AWARDS

Except as otherwise determined by the Committee or as otherwise provided in this Section VI, all payments under the Plan will be made, if at all, no later than March 15 of the calendar year following the calendar year in which the Performance Period ends; provided, that the Committee may authorize elective deferrals of any payment under an Award in accordance with the deferral rules of Section 409A of the Code and the regulations thereunder (“Section 409A”). Except as determined otherwise by the Committee, an Award payment will not be made unless the Participant has remained employed by the Company or its Affiliates through the date of payment. Any deferrals with respect to a Section 162(m) Award will be subject to adjustment for notional interest or other notional earnings in a manner consistent with (as determined by the Committee) the requirements of Section 162(m). Awards under the Plan are intended either to qualify for an exemption from, or to comply with the requirements of, Section 409A, but neither the Company nor any Affiliate, nor the Committee, nor any person acting on behalf of the Company, any Affiliate, or the Committee, will be liable for any adverse tax or other consequences to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award, including, but not limited to, by reason of the application of Section X below or any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code.

VII.     PAYMENT LIMITS

The maximum amount payable to any Participant in any fiscal year of the Company under Section 162(m) Awards will be $5 million, which limitation, with respect to any such Awards for which payment is deferred in accordance with Section VI above, will be applied without regard to such deferral.

VIII.     TAX WITHHOLDING

All payments under the Plan shall be subject to reduction for applicable tax and other legally or contractually required withholdings.

IX.      AMENDMENT AND TERMINATION

The Committee may amend the Plan at any time and from time to time; provided, that, with respect to Section 162(m) Awards, no amendment for which Section 162(m) would require stockholder approval in order to preserve the eligibility of such Awards as exempt performance‑based compensation will be effective unless approved by the stockholders of the Company in a manner consistent with the requirements of Section 162(m). The Committee may at any time terminate the Plan.

X.      MISCELLANEOUS

(a)      Awards held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company payments received with respect to Awards, in each case to the extent provided by the Committee in connection with (i) a breach by the Participant of an Award agreement or the Plan, or any non-competition, non-solicitation, confidentiality or similar covenant or agreement with the Company or any Affiliate or (ii) an overpayment to the Participant of incentive compensation due to inaccurate financial data. Without limiting the generality of the foregoing, the Committee may recover Awards and payments under any Award in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or as otherwise required by law, regulation or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange of 1934, as amended. Each Participant, by accepting an Award pursuant to the Plan, agrees to return the full amount required under this Section X(a) at such time and in such manner as the Committee shall determine in its sole discretion and consistent with applicable law.

(b)      No person will have any claim or right to be granted an Award, nor shall the selection for participation in the Plan for any Performance Period be construed as giving a Participant the right to be retained in the employ or service of the Company or its Affiliates for that Performance Period or for any other period. The loss of an Award will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(c)      Section 162(m) Awards under the Plan shall be construed and administered in a manner consistent with the exemption of Award payments as exempt performance-based compensation under Section 162(m). Notwithstanding the foregoing, the Committee may, subject to the terms of the Plan, amend a previously granted Award or take any other action that disqualifies such Award from the performance-based compensation exception under Section 162(m).  Subject to the foregoing, the Committee shall have complete discretion to construe the Plan and all matters arising under the Plan.

(d)      The Plan will be governed by the laws of the State of Texas without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive laws of another jurisdiction. The Plan shall be effective for Performance Periods beginning on or after January 1, 2018 (to the extent the material terms hereof have been approved by the Company’s shareholders prior to such date).

ANNUAL MEETING OF STOCKHOLDERS OF COMFORT SySTEMS USA, INC. May 23, 2017 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITy OF PROXy MATERIAL: The notice of meeting, proxy statement and proxy card are available at http://proxy2017.comfortsystemsusa.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20930304033000000000 0 052317 2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP ThE NAMED ExECUTIvE OFFICERS. 4. TO RECOMMEND, BY NON-BINDING vOTE, ThE vOTES. changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" ON PROPOSAL 1, A VOTE "FOR" PROPOSAL 2, A VOTE "FOR" PROPOSAL 3, A VOTE FOR “1 yEAR” ON PROPOSAL 4, A VOTE “FOR” PROPOSAL 5 AND A VOTE “FOR” PROPOSAL 6. PLEASE SIGN, DATE AND RETURN PROMPTLy IN THE ENCLOSED ENVELOPE. PLEASE MARK yOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. ELECTION OF NINE DIRECTORS FOR TERMS ExPIRING AT ThE 2018 ANNUAL MEETING; NOMINEES: FOR ALL NOMINEESO Darcy G. Anderson O herman E. Bulls WITHHOLD AUTHORITYO Alfred J. Giardinelli, Jr. FOR ALL NOMINEESO Alan P. Krusi O Brian E. Lane FOR ALL EXCEPTO Franklin Myers (See instructions below)O James h. Schultz O Constance E. Skidmore O vance W. Tang INSTRUCTIONS: To withhold authority to vote for any individual nominee(s) mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017. 3. ADvISORY vOTE TO APPROvE ThE COMPENSATION OF 1 year 2 years 3 years ABSTAIN F R E q U E N C Y O F E x E C U T I v E C O M P E N S AT I O N FOR AGAINST ABSTAIN 5. TO APPROvE ThE 2017 OMNIBUS INCENTIvE PLAN. 6. TO APPROvE ThE 2017 SENIOR MANAGEMENT ANNUAL PERFORMANCE PLAN. You hereby revoke all previous proxies given. You may revoke this proxy at any time prior to a vote thereon. Receipt of the accompanying proxy statement and the Annual Report of Comfort Systems USA, Inc., which includes the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, is hereby acknowledged. PLEASE COMPLETE, SIGN AND PROMPTLy MAIL IN THE ENCLOSED ENVELOPE. To change the address on your account please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate:

ANNUAL MEETING OF STOCKHOLDERS OF COMFORT SySTEMS May 23, 2017 USA, INC. INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the qR code with your smartphone. have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. have your proxy card available when you call. vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20930304033000000000 0 052317 AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING ThE NAMED ExECUTIvE OFFICERS. 4. TO RECOMMEND, BY NON-BINDING vOTE, ThE vOTES. changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" ON PROPOSAL 1, A VOTE "FOR" PROPOSAL 2, A VOTE "FOR" PROPOSAL 3, A VOTE FOR “1 yEAR” ON PROPOSAL 4, A VOTE “FOR” PROPOSAL 5 AND A VOTE “FOR” PROPOSAL 6. PLEASE SIGN, DATE AND RETURN PROMPTLy IN THE ENCLOSED ENVELOPE. PLEASE MARK yOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. ELECTION OF NINE DIRECTORS FOR TERMS ExPIRING AT ThE 2018 ANNUAL MEETING; NOMINEES: FOR ALL NOMINEESO Darcy G. Anderson O herman E. Bulls WITHHOLD AUTHORITYO Alfred J. Giardinelli, Jr. FOR ALL NOMINEESO Alan P. Krusi O Brian E. Lane FOR ALL EXCEPTO Franklin Myers (See instructions below)O James h. Schultz O Constance E. Skidmore O vance W. Tang INSTRUCTIONS: To withhold authority to vote for any individual nominee(s) mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP FIRM FOR 2017. 3. ADvISORY vOTE TO APPROvE ThE COMPENSATION OF 1 year 2 years 3 years ABSTAIN F R E q U E N C Y O F E x E C U T I v E C O M P E N S AT I O N FOR AGAINST ABSTAIN 5. TO APPROvE ThE 2017 OMNIBUS INCENTIvE PLAN. 6. TO APPROvE ThE 2017 SENIOR MANAGEMENT ANNUAL PERFORMANCE PLAN. You hereby revoke all previous proxies given. You may revoke this proxy at any time prior to a vote thereon. Receipt of the accompanying proxy statement and the Annual Report of Comfort Systems USA, Inc., which includes the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, is hereby acknowledged. PLEASE COMPLETE, SIGN AND PROMPTLy MAIL IN THE ENCLOSED ENVELOPE. To change the address on your account please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate: NOTICE OF INTERNET AVAILABILITy OF PROXy MATERIAL: The notice of meeting, proxy statement and proxy card are available at http://proxy2017.comfortsystemsusa.com COMPANy NUMBER ACCOUNT NUMBER PROXy VOTING INSTRUCTIONS

0 COMFORT SYSTEMS USA, INC. ANNUAL MEETING OF STOCKHOLDERS Solicited by the Board of Directors of Comfort Systems USA, Inc. The undersigned hereby appoints Brian E. Lane and Trent T. McKenna, and each of them individually, as proxies with full power of substitution, to vote, as designated on the reverse, all shares of Common Stock of Comfort Systems USA, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on May 23, 2017, or at any adjournment or postponement thereof. ALL SHARES WILL BE VOTED AS DIRECTED HEREIN. IF NO SUCH DIRECTION IS GIVEN, THIS PROXy WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. (Continued and to be signed on the reverse side) 14475 1.1